UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Remy International, Inc.
(Name of Registrant as Specified in Its Charter)

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REMY INTERNATIONAL, INC.
April 30, 2013

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of the stockholders of Remy International, Inc. The meeting will be held on June 12, 2013 at 10:00 a.m., Eastern Time, at our principal executive offices located at 600 Corporation Drive, Pendleton, Indiana 46064. The formal Notice of Annual Meeting and Proxy Statement for this meeting follows this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

John J. Pittas
President and Chief Executive Officer

REMY INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
An Annual Meeting of Stockholders of Remy International, Inc., a Delaware corporation, will be held at 10:00 a.m., Eastern Time, on Wednesday, June 12, 2013, at our principal executive offices located at 600 Corporation Drive, Pendleton, Indiana 46064 for the following purposes:
1.    To elect three Class I director nominees, each to serve for a three-year term expiring at the 2016 annual meeting of stockholders;
2.    To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2012 (“say-on-pay”);
3.    To select on a non-binding advisory basis the frequency (every one year, every two years or every three years) with which we will solicit future non-binding advisory votes on the compensation of our named executive officers (“say-on-frequency”);
4.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013; and
5.    To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors has set April 15, 2013 as the record date for the meeting. This means that stockholders of Remy International, Inc. common stock at the close of business on that date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.
All stockholders are cordially invited to attend the annual meeting and vote in person. To ensure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

Michael L. Gravelle
Corporate Secretary

Pendleton, Indiana
April 30, 2013

REMY INTERNATIONAL, INC.
600 Corporation Drive
Pendleton, IN 46064

Proxy Statement

VOTING AND OTHER MATTERS
General Information About Remy International, Inc. and the Annual Meeting
Remy International, Inc., a Delaware corporation, or the "Company", "Remy", "we", "us", or "our", is a leading worldwide manufacturer, remanufacturer, and distributor of starters and alternators for light vehicle and commercial vehicle applications, locomotive products and hybrid electric motors for original equipment manufacturers, and the aftermarket. We sell our products worldwide primarily under the well-recognized “Delco Remy,” “Remy” and “World Wide Automotive” brand names, as well as our customers' well-recognized private label brand names. On August 14, 2012, Fidelity National Special Opportunities, Inc., or "FNSO", a wholly-owned subsidiary of our parent company Fidelity National Financial, Inc., or "FNF", acquired over 50% of the voting power of our outstanding common stock. In addition, on December 13, 2012, we completed our initial public offering and became a publicly traded company listing our shares of common stock on the NASDAQ Stock Market.
The accompanying proxy is solicited on behalf of Remy by the Board of Directors, or the "Board", for use at our Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on Wednesday, June 12, 2013, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at our principal executive offices located at 600 Corporation Drive, Pendleton, Indiana 46064.
In accordance with rules adopted by the Securities and Exchange Commission, or the "SEC", that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2012 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2012 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.
These proxy solicitation materials were first distributed on or about April 30, 2013 to all stockholders entitled to vote at the meeting.
Why Did I Receive This Proxy Statement?
The Board is soliciting your proxy to vote at the annual meeting because you were a Remy International, Inc. stockholder at the close of business on April 15, 2013, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company's directors and executive officers.

Who is Entitled to Vote?
All stockholders of record of Remy International, Inc. common stock as of the close of business on April 15, 2013 are entitled to receive notice of, and to vote at, the annual meeting. On that day, 32,010,130 shares of our common stock were issued and outstanding and eligible to vote. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.
If, at the close of business on April 15, 2013, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote in person.
If, at the close of business on April 15, 2013, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your vote. You are also invited to attend the meeting in person. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.
How Can I Access the Proxy Materials over the Internet?
You can view the proxy materials for the annual meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available, which can be found on your Notice of Internet Availability of Proxy Materials or on your proxy card or voting instruction form. Our proxy materials are also available on our website at www.remyinc.com.
What is the Purpose of the Annual Meeting?
You will be asked to consider the following proposals at the annual meeting:

•	Proposal No. 1 asks you to elect three Class I director nominees, each to serve for a three-year term expiring at the 2016 annual meeting of stockholders.

•	Proposal No. 2 asks you to provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2012 (“say-on-pay”).

•
Proposal No. 3 asks you to select on a non-binding advisory basis the frequency (every one year, every two years or every three years) with which we will solicit future non-binding advisory votes on the compensation of our named executive officers (“say-on-frequency”).

•	Proposal No. 4 asks you to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.
How Does the Board Recommend I Vote on These Proposals?
The Board recommends that you vote:

1.	"FOR" the election of the three Class I director nominees, each to serve for a three-year term expiring at the 2016 annual meeting of stockholders;

2.	"FOR" the approval of the non-binding advisory vote on the compensation of our named executive officers for fiscal 2012;

3.	the frequency with which we will solicit future non-binding advisory votes on the compensation of our named executive officers to be "EVERY ONE YEAR"; and

4.	"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

How Do I Vote?
You may vote using any of the following methods:

•
In person at the annual meeting. All stockholders may vote in person at the annual meeting, even if they have previously returned a proxy, by bringing the enclosed proxy card or proof of identification, but if you are a beneficial owner (as opposed to a stockholder of record), you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors at the annual meeting with your ballot when you vote at the meeting; or

•	By proxy. There are three ways to vote by proxy:

1.	by mail, using the enclosed proxy card and return envelope;

2.	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

3.	by the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.
Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.
What Does It Mean to Vote by Proxy?
It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to Fred S. Knechtel and Michael L. Gravelle, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.
When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted:

•	“FOR” each of the nominees for director;

•	“FOR” the non-binding approval of the compensation of our named executive officers for fiscal 2012;

•	for the frequency with which we will solicit future non-binding advisory votes on the compensation of our named executive officers to be "EVERY ONE YEAR";

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

•	as the proxy holders deem advisable on such other matters as may properly come before the meeting.
How Many Votes Must Each Proposal Receive to be Adopted?
The following must be received:

•
For Proposal No. 1 regarding the election of director nominees, a plurality of votes of the common stock entitled to vote in person or represented by proxy is required to elect a director. This means that the three people receiving the largest number of votes cast by the shares entitled to vote at the annual meeting will be elected as directors. Abstentions and broker non-votes, as discussed below, will have no effect.

•
For Proposal No. 2 regarding a non-binding advisory vote on the compensation of our named executive officers for fiscal 2012, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote would be required for approval. Even though your vote is advisory and therefore will not be binding on the Company, the Board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•
For Proposal No. 3 regarding the option of every one year, every two years or every three years with which we will solicit future non-binding advisory votes on the compensation of our named executive officers, the option that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by stockholders on an advisory basis. Because this proposal seeks the input of our stockholders and provides our stockholders with the option to vote on the frequency, there is no minimum vote requirement for this proposal. Although our Board recommends holding a say-on-pay vote every year, you have the option to specify one of four choices for this proposal on the proxy card: every one year, every two years, every three years or abstain. You are not voting to approve or disapprove of the Board's recommendation. Even though your vote is advisory and therefore will not be binding on the Company, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

•
For Proposal No. 4 regarding the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the NASDAQ Stock Market, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions.

Because FNSO controlled over 50% of the voting power of our outstanding common stock on the record date, it will be able to elect all of the director nominees and determine the outcome of all other matters presented to a vote of stockholders.
What Constitutes a Quorum?
A quorum is present if a majority of the outstanding shares of common stock entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.
What Happens if Other Matters are Raised at the Meeting?
Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the annual meeting in accordance with the procedures specified in our Amended and Restated Certificate of Incorporation, as currently in effect, and Amended and Restated Bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.
Who Will Count the Votes?
Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.
What are Broker Non-Votes and Abstentions? If I Do Not Vote, Will My Broker Vote For Me?
Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner's proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is “non-routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.
Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors or the say-on-pay or say-on-frequency proposals if they have not received specific instructions from their clients. For your vote to be counted in the above, you now will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.
A majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the proposal to elect directors, the say-on-pay proposal, the say-on-frequency proposal, or the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, as each such proposal is determined by reference to the votes actually cast by the shares present or represented by proxy and entitled to vote.

May I Revoke My Proxy?
Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
Who Pays the Cost of Soliciting Proxies?
We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are stockholders of record of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates.

CERTAIN INFORMATION ABOUT OUR DIRECTORS
Information About the Nominees for Election
The names of the nominees for election at the annual meeting as Class I directors of the Company and certain biographical information concerning each of them is set forth below. Expiration terms of nominees for election at the annual meeting are given assuming the nominees are elected.
Nominees for Class I Directors - Term Expiring 2016

Name	Positions held	Age (1)	Director since
Lawrence F. Hagenbuch	Director and Member of the Compensation Committee	46	2008
George P. Scanlon	Director and Member of the Nominating and Corporate Governance Committee	55	2012
J. Norman Stout	Director, Chairman of the Compensation Committee and Member of the Audit Committee	55	2007
(1)    As of April 30, 2013
Lawrence F. Hagenbuch. Mr. Hagenbuch has served on our Board of Directors since November 18, 2008, and is currently the Chief Operating Officer for J. Hilburn, Inc. Mr. Hagenbuch has served in senior management positions for SunTx Capital Partners, AlixPartners, GE / GE Capital, and American National Can. Mr. Hagenbuch has extensive experience in supply chain, operational and profitability improvements, and through his background as a consultant and in senior management roles at various companies, he brings to our board considerable experience in implementing lean manufacturing discipline and in creating innovative business and marketing strategies.
George P. Scanlon. Mr. Scanlon was elected to our Board of Directors on October 18, 2012. Mr. Scanlon is the Chief Executive Officer of FNF and he has served in that capacity since October 2010. Previously, Mr. Scanlon served as Chief Operating Officer of FNF since June 2010. Prior to that, Mr. Scanlon served as Corporate Executive Vice President, Finance of Fidelity National Information Services, Inc. ("FIS") since February 2008 and became Chief Financial Officer of FIS in July 2008. Prior to joining FIS, Mr. Scanlon served as Executive Vice President and Chief Financial Officer of Woodbridge Holdings Corporation (formerly known as Levitt Corporation) since August 2004 and Executive Vice President and Chief Financial Officer of BFC Financial Corporation since April 2007. On November 9, 2007, Levitt and Sons LLC, a wholly-owned subsidiary of Levitt Corporation, of which Mr. Scanlon was also an executive officer, voluntarily commenced a case under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Southern District of Florida. Prior to joining Levitt, Mr. Scanlon was the Chief Financial Officer of Datacore Software Corporation, an independent software vendor, from December 2001 to August 2004. Prior to joining Datacore, Mr. Scanlon was the Chief Financial Officer at Seisint, Inc., a technology company specializing in providing data search and processing products, from November 2000 to September 2001. Prior to that, Mr. Scanlon worked at Ryder System, Inc. from 1982 to 2000, most recently as Senior Vice President of Planning and Controller. In such capacity, he was responsible for accounting and financial reporting, as well as corporate planning, portfolio analysis and development. During his 18 year tenure at Ryder, Mr. Scanlon held various key financial and corporate finance positions, and was intimately involved in the company's strategic acquisition and divestiture activities. Mr. Scanlon's qualifications bring to our Board of Directors significant expertise in various senior management positions and managing large public companies and will benefit us as we continue to develop and implement our strategic initiatives.
J. Norman Stout. Mr. Stout has served on our Board of Directors since December 7, 2007, and since November 2011 has served as an investment professional with True North Venture Partners. Mr. Stout is also on the board of directors of EF Johnson Technologies. From August 2010 to November 2010, Mr. Stout served as interim Chief Executive Officer of EF Johnson Technologies. He previously served as Executive Chairman of Hypercom Corporation from December 2007 until August 2009 and Chairman until the company was sold in August 2011. Mr. Stout served as Chief Executive Officer of Mitel USA from August 2007 through June 2008. He previously served as Chief Executive Officer of Inter-Tel from February 2006 through August 2007 when Inter-Tel was acquired by Mitel USA. Mr. Stout had been with Inter-Tel since June 1998, and had served as Chief Strategy Officer and Chief Administrative Officer prior to becoming Chief Executive Officer. Mr. Stout's qualifications bring to our Board of Directors over 25 years of experience in senior management positions concentrating on strategic business growth and maximizing profitability.

Information About our Directors Continuing in Office
The names of the incumbent directors of the Company who are not up for election at the annual meeting and certain biographical information concerning each of them are set forth below. Expiration terms of the incumbent directors are also provided.
Incumbent Class II Directors - Term Expiring 2014

Name	Positions held	Age (1)	Director since
Brent B. Bickett	Director and Member of the Compensation Committee	48	2007
Alan L. Stinson	Director and Chairman of the Audit Committee	67	2007
Douglas K. Ammerman	Director and Member of the Audit Committee	61	2013
(1)    As of April 30, 2013
Brent B. Bickett. Mr. Bickett has served on our Board of Directors since December 7, 2007, and currently serves on the Compensation Committee. Mr. Bickett is Executive Vice President, Corporate Finance of FNF since 2003. He joined FNF in 1999 as a Senior Vice President, Corporate Finance, and has served as an executive officer of FNF since that time. Mr. Bickett also served as Corporate Executive Vice President, Corporate Finance of FIS through June 30, 2012. Since January 1999, Mr. Bickett has had primary responsibility for all merger and acquisition related activities, strategic investments and financing activities for FNF and its operating subsidiaries. Mr. Bickett's qualifications and experience provide our Board of Directors with significant expertise in corporate finance, strategic planning and executive leadership and will benefit our company as we continue to develop and implement our strategic initiatives.
Alan L. Stinson. Mr. Stinson has served on our Board of Directors since December 7, 2007, as Audit Committee chairman since 2008, and as a Compensation Committee member from 2010 to April 2011. Mr. Stinson is a non-executive employee of FNF and he has served in that position since January 1, 2012. Previously, Mr. Stinson served as Executive Vice President of FNF from October 2010 to December 31, 2011, as Chief Executive Officer of FNF from May 2007 to October 2010, and as Co-Chief Operating Officer from October 2006 until May 2007. Mr. Stinson joined FNF in October 1998 as Executive Vice President, Financial Operations and served as Executive Vice President and Chief Financial Officer of FNF from January 1999 until November 2006. Mr. Stinson was also named Chief Operating Officer of FNF in February 2006. Mr. Stinson is a member of the boards of directors of several companies in which FNF owns an interest and provides our Board of Directors with significant expertise in finance and accounting and executive leadership.
Douglas K. Ammerman.    The Board of Directors elected Mr. Ammerman as member of our Board of Directors on January 31, 2013. Mr. Ammerman's business career includes almost three decades of service with KPMG LLP until his retirement in 2002. Since 2005, Mr. Ammerman has served as a member of the Board of Directors of FNF, where he also serves as Chairman of the Audit Committee. He also is a member of the Boards of El Pollo Loco, Inc. and William Lyon Homes, Inc., both of which he serves as Chairman of the Audit Committee. From 2005 through March 2012, Mr. Ammerman served as a member of the Board of Directors of Quiksilver, Inc., where he served as Chairman of the Audit Committee and a member of both the Compensation and Nominating and Corporate Governance committees. Mr. Ammerman's qualifications, including 18 years as a partner with KPMG LLP, and experience on the board of directors of other companies provide our Board of Directors with operational, financial and strategic planning expertise.
Incumbent Class III Directors - Term Expiring 2015

Name	Positions held	Age (1)	Director since
William P. Foley II	Director, Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee	68	2007
John H. Weber	Director	57	2006

(1)    As of April 30, 2013
William P. Foley, II. Mr. Foley has served as Chairman of our Board of Directors since December 7, 2007. Mr. Foley has served as Executive Chairman of the board of directors for FNF since October 2006, and prior to that, as Chairman of the Board of its predecessor company since 1984. Mr. Foley also served as Chief Executive Officer of FNF from 1984 until May 2007. Mr. Foley also serves as Vice Chairman of the board of directors of FIS. Mr. Foley also served as the Chairman of Lender Processing Services, Inc., which was previously part of FNF, from July 2008 until March 2009, and, within the past five years, has served as a director of Florida Rock Industries, Inc. and CKE Restaurants, Inc. Mr. Foley's qualifications to serve on our Board of Directors include his 26 years as a director and executive officer of FNF, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining stockholder value and successfully negotiating and implementing mergers and acquisitions.
John H. Weber. Mr. Weber was elected as our Chief Executive Officer and Director in January 2006. Mr. Weber served as our Chief Executive Officer and President from 2006 to February 2013. Prior to joining us, Mr. Weber served as President, Chief Executive Officer and Director of EaglePicher since July 2001. Prior to that, he had executive positions with GE, Allied Signal, McKinsey, Honeywell, Vickers and Shell. Mr. Weber holds a Master of Business Administration from Harvard University and a Bachelor of Applied Science in mechanical engineering from the University of Toronto. Mr. Weber provides our Board with more than seven years of experience as the Chief Executive Officer of our company; intimate knowledge and experience with all aspects of the business, operations, opportunities, and challenges of our company; and a good understanding of our culture, personnel, and strategies.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. The Board of Directors has nominated Lawrence F. Hagenbuch, George P. Scanlon, and J. Norman Stout for election as Class I directors for three-year terms expiring in 2016 or until their respective successors have been elected and qualified.
Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Hagenbuch, Scanlon, and Stout currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that the nominees will be unable or will decline to serve as directors.
OUR BOARD OF DIRECTORS RECOMMEND STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)
In accordance with Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(a) promulgated thereunder, we are asking our stockholders to provide, in a non-binding advisory vote, a vote on the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This advisory vote on executive compensation is commonly referred to as a “say-on-pay" vote.
Summary
As discussed in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement, the Board and the Compensation Committee of the Board (which we refer to as the Compensation Committee) believes that our current executive compensation program directly links compensation of our named executive officers to our financial performance and aligns the interests of our named executive officers with those of our stockholders. Our compensation philosophy is described in detail in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section of the 2013 proxy statement, the 2012 Summary Compensation Table and the other related tables and disclosure.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our Compensation Committee and the Board of Directors, although the Compensation Committee and the Board of Directors will consider the outcome of this vote when making compensation decisions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE YEAR ENDED DECEMBER 31, 2012, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND DIRECTOR COMPENSATION SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL NO. 3
ADVISORY VOTE ON DETERMINING THE FREQUENCY OF SAY-ON-PAY
ADVISORY VOTE (“SAY-ON-FREQUENCY”)
In accordance with Section 14A of the Exchange Act and Rule 14a-21(b) promulgated thereunder, we are asking our stockholders to select on a non-binding advisory basis the frequency (every one year, every two years or every three years) with which we will solicit future non-binding advisory votes on the compensation of our named executive officers. This advisory vote on the frequency of the "say-on-pay" vote is commonly referred to as a “say-on-frequency" vote.
The Board currently believes that our stockholders should have the opportunity to vote on the compensation of our named executive officers annually. Our executive compensation program is designed to support long-term value creation. While we believe that many of our stockholders think that the effectiveness of such program cannot be adequately evaluated on an annual basis, the Board believes that at present it should receive advisory input from our stockholders each year. The Board believes that giving our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our stockholders, by allowing our stockholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company's named executive officers as set forth in the Company's proxy statement should be every one year, every two years or every three years based on whichever frequency receives a majority of votes cast with respect to this resolution.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" A FREQUENCY PERIOD OF “EVERY ONE YEAR” (AN ANNUAL VOTE) FOR FUTURE ADVISORY VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise, our Audit Committee has appointed Ernst & Young LLP, or "E&Y", our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2013. As a matter of good corporate governance, we are submitting the selection of E&Y to our stockholders for ratification of such appointment. If our stockholders do not ratify the Audit Committee's selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm. We anticipate that representatives of E&Y will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
Aggregate fees billed by E&Y for services rendered to us during fiscal years ended December 31, 2012 and 2011 were as follows:

(In thousands of dollars)	2012	2011

Audit Fees	$2,641	$2,873
Audit-Related Fees	74	286
Tax Fees	239	155
All Other Fees	2	2
Audit Fees. Audit fees consisted principally of fees associated with the annual audit of our consolidated financial statements included in the Annual Report on Form 10-K and review of our consolidated financial statements included in the Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including billings for out of pocket expenses incurred.
Audit-Related Fees. Audit related fees consisted principally of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements.
Tax Fees. Tax fees consisted principally of fees for tax compliance, tax advice and tax planning services.
All Other Fees. All other fees represent fees for any services not included in the first three categories, which related to a subscription to E&Y's accounting research tool.
Audit Committee Pre-Approval Policies and Procedures
In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by E&Y is approved in advance by the Audit Committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by E&Y has been generally pre-approved by the Audit Committee, it will require specific pre-approval by the Audit Committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the Audit Committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our Audit Committee Chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the Audit Committee. Our Audit Committee Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
All of the services provided by E&Y described above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees”, and “All Other Fees” were approved by our Audit Committee pursuant to our Audit Committee's pre-approval policies.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE AUDIT COMMITTEE'S SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

CORPORATE GOVERNANCE
Director Independence
Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Ammerman, Hagenbuch, and Stout are independent directors, as “independence” is defined by the SEC's independence rules and listing standards of the NASDAQ Stock Market, because they have no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). Messrs. Foley, Bickett, Scanlon and Stinson are not independent as they are employed by our parent company FNF. In addition, our Board of Directors has determined that Mr. Weber who was our President and Chief Executive Officer until February 28, 2013, is also not independent.
Under NASDAQ's corporate governance standards, we are classified as a "controlled company", because more than 50% of the voting power for the election of directors is held by FNSO, a wholly-owned subsidiary of our parent company FNF. Since we are a controlled company, we are exempt from NASDAQ requirements that a majority of our Board of Directors, our Compensation Committee and our Nominating and Corporate Governance Committee consist of independent directors.
Classification of our Board of Directors
Our Board of Directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Messrs. Hagenbuch, Scanlon, and Stout are Class I directors whose terms will expire at the annual meeting, but have been nominated by our Board of Directors for re-election for three-year terms expiring in 2016. Messrs. Bickett, Stinson, and Ammerman are Class II directors whose terms will expire in 2014. Messrs. Foley and Weber are Class III directors whose terms will expire in 2015. There are no family relationships among any of our directors.
Committee Charters, Corporate Governance, and Code of Ethics
Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted a Code of Ethics and Business Conduct. We post on our website, at www.remyinc.com, the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees, Code of Ethics and Business Conduct, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or NASDAQ regulations. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at our executive offices set forth in this proxy statement.
Executive Sessions
We became listed on the NASDAQ Stock Market in December 2012. Although we have not yet held any executive sessions of the Board of Directors, we anticipate that we will regularly schedule executive sessions, at least twice a year, in which independent directors meet without the presence or participation of management or non-independent directors, in accordance with NASDAQ corporate governance standards.
Board Committees
Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.
Audit Committee
The members of our Audit Committee consist of Messrs. Stinson, Stout, and Ammerman, with Mr. Stinson serving as the chairperson of this committee. As contemplated by its written charter, this committee is primarily focused on the accuracy and effectiveness of the audits of our financial statements by our internal audit staff and by our independent auditors. This committee is responsible for assisting the Board of Directors' oversight of:

•	the quality and integrity of our accounting and financial reporting process, including our financial statements and related disclosure;

•	our compliance with legal and regulatory requirements;

•	the independent auditor's qualifications and independence; and

•	the performance of our internal audit function and independent auditor.
The listing standards of the NASDAQ Stock Market require that each issuer have an audit committee of at least three members, and that one independent director (as defined in those listing standards) be appointed to the audit committee at the time of listing, one within 90 days after listing and the third within one year after listing. As we became a NASDAQ-listed company in December 2012, we intend to comply with NASDAQ's independence rules for audit committees within the time period prescribed by the listing rules.
The Audit Committee believes that its members are financially literate and are capable of analyzing and evaluating our financial statements. As such, our Audit Committee has determined that each of Messrs. Ammerman, Stinson and Stout, are audit committee financial experts as defined under the applicable rules of the SEC.
Compensation Committee
The members of our Compensation Committee consist of Messrs. Stout, Bickett, and Hagenbuch, and Mr. Stout serves as the chairperson of this committee. This committee's primary responsibilities, as contemplated by its written charter, are:

•	to assist the Board in discharging its responsibilities regarding the establishment and maintenance of our compensation and benefit plans, policies and programs;

•
to review, approve, and evaluate performance against corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and determine and approve the Chief Executive Officer's compensation level based on this evaluation;

•	to make recommendations to the Board with respect to executive compensation, incentive-compensation plans and equity-based plans; and

•
to assist the Board of Directors in discharging its responsibilities regarding compliance with the compensation rules, regulations and guidelines promulgated by the NASDAQ, the SEC and with other applicable law.

As mentioned previously, we are a controlled company, which means we are exempt from NASDAQ listing rules requiring that only independent directors serve on the Compensation Committee. See the "Compensation Discussion and Analysis and Executive Compensation and Director Compensation" section below for additional information with respect to the Compensation Committee.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee consist of Messrs. Foley and Scanlon, and Mr. Foley serves as the chairperson of this committee. This committee's responsibilities will include the identification and selection of potential candidates for our Board of Directors and assist our Board of Directors in the development and review of our Corporate Governance Guidelines and principles applicable to our company. As the Nominating and Corporate Governance Committee was established in 2013, it is anticipated that, as contemplated by its written charter, this committee will develop and recommend to the Board a policy for consideration of persons recommended by stockholders for inclusion as nominees for election to our Board of Directors.
As mentioned previously, we are a controlled company, which means we are exempt from NASDAQ listing rules requiring that only independent directors serve on the Nominating and Corporate Governance Committee.
Discussion of our Compensation Policies and Procedures as They Relate to Risk Management
We reviewed our compensation policies and practices for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting this review, we analyzed the structure of our executive, non-officer, and sales incentive programs and the internal controls that are in place for each program. We reviewed data compiled across our global operations which included net sales revenue for the Aftermarket and OE businesses, Working Capital Turns, EBITDA performance, and total compensation expenses and incentive expenses (including as a percentage of both net sales revenue and total compensation expenses).
We believe that several design features of our executive compensation program mitigate risk. We establish base salaries at levels that provide our executives with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of compensation.

With respect to our executives' incentive opportunities, we believe that our use of measurable corporate financial and sales performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee's ability to reduce awards, serve to mitigate excessive risk taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the compensation committee's review and approval of the awards and payments based on the internal and external review of our financials. We also believe that having our long-term incentive awards (Restricted Stock) utilizing a three year vesting schedule encourages recipients to deliver incremental and sustainable value to our stockholders and align their interests with our sustainable long-term performance, thereby mitigating risk.
With respect to our incentive based compensation for non-executive employees, we believe that our use of clearly communicated and measurable performance goals, operational management oversight and approval, and the regular monitoring by our corporate accounting group and senior management serve to mitigate excessive risk taking at those levels of the organization.
Board's Role in Risk Oversight
Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.
In its oversight role, our Board of Directors' involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management's risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, stock repurchases, debt and equity placements, and product introductions.
Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risks. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company's compliance with legal and regulatory matters, the independent auditor's qualification and independence, and the performance of our independent auditor. The Compensation Committee considers the risks that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominating and Corporate Governance Committee oversees governance related risks, such as board independence and conflicts of interests.
Board Diversity
Although FNSO holds more than 50% of the voting power for the election of directors, we nonetheless seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The assessment of directors is made in the context of the perceived needs of our Board of Directors from time to time.
All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director's background set forth above indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our company.
Board Leadership Structure
We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company.

The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.
Director, Employee and Officer Hedging and Pledging Policy
In March 2013, in order to more closely align the interest of our directors and executive officers with those of our stockholders and to protect against inappropriate risk taking, our Board decided to adopt a hedging and pledging policy which prohibits our employees, officers and directors from engaging in any hedging or monetization transactions with respect to our common stock, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in our common stock. Further, our employees, officers and directors may not engage in short-term or speculative transactions in our common stock that could create heightened legal risk and/or the appearance of improper or inappropriate conduct by our employees, officers or directors, including short-term trading, short sales and publicly-traded options. Employees, officers and directors are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan. Pledges of our common stock arising from certain types of hedging transactions are governed by this policy's prohibition on hedging transactions, as described above. An exception to this prohibition may be granted where a person covered by this policy wishes to pledge our common stock as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged common stock. Any person seeking an exception from this policy must submit a request for pre-approval to the General Counsel prior to the contemplated transaction and the person should be advised that any sale of stock by the pledgee will be deemed a sale by the pledgor for purposes of the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, and the prohibition on insider trading in Rule 10b-5 under the Exchange Act.
Stock Ownership Guidelines
In February 2013, the Compensation Committee established formal stock ownership guidelines for all corporate officers, including our named executive officers, and members of our Board of Directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and, thereby, align a significant portion of their own economic interests with those of our stockholders.
The stock ownership guidelines call for our executive officers, including our named executive officers, and non-employee directors to reach the ownership multiple within four years. Shares of restricted stock and shares gained on the exercise of stock options count toward meeting the guidelines. The guidelines are as follows:

Position	Minimum Aggregate Value
Chief Executive Officer and President	5 x Base Salary
Chief Commercial Officer, Chief Financial Officer and Chief Operations Officer	3 x Base Salary
Chief Human Resources Officer and Business Development Officer	2 x Base Salary
General Counsel and Chief Accounting Officer	1 x Base Salary
Members of the Board	5 x Annual Retainer
As mentioned previously, new executive officers and new non-employee directors have four years from the date they join us to meet the stock ownership guidelines indicated in the above table. As of April 15, 2013, all of our executive officers and non-employee directors, except those individuals that recently became executive officers and/or directors in the past year, met the ownership guidelines. Nonetheless, the new individuals are on their way to accruing shares of our common stock to meet their respective targets by their four year anniversaries.

Compensation Committee Interlocks and Insider Participation
Messrs. Stout, Bickett, and Stinson served on our Compensation Committee in 2012. During fiscal year 2012, no member of the Compensation Committee was a former or current officer or employee of ours or any of our subsidiaries. Also during 2012, none of our executive officers served as a director or member of the compensation committee of any other entity that had any executive officer who served on our Board of Directors or Compensation Committee.

Board and Committee Meetings
Our Board of Directors held a total of eight meetings during the fiscal year ended December 31, 2012. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees of the Board of Directors on which such director was a member.
During the fiscal year ended December 31, 2012, the Audit Committee held four meetings and the Compensation Committee held five meetings. The Nominating and Corporate Governance Committee was not established until 2013, thus no meetings were held during 2012.
Annual Meeting Attendance
We do not, as a general matter, require our directors to attend our annual meeting of stockholders, although each of our directors is invited to attend our 2013 Annual Meeting. During 2012, one of our directors attended the annual meeting of stockholders.

Communications with Directors
Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Remy International, Inc. c/o Corporate Secretary, at the address listed herein c/o any specified individual director or directors. Any such letters received by the Corporate Secretary are forwarded to the indicated directors.

REPORT OF THE AUDIT COMMITTEE
The Board of Directors has appointed an Audit Committee, currently consisting of three directors, two of whom are “independent” of our company and management, as independence is defined in applicable listing standards of the NASDAQ Stock Market and the SEC's independence rules. As mentioned previously, we became a NASDAQ-listed company in December 2012, and we intend to comply with the applicable independence rules of the NASDAQ Stock Market for audit committees that require all audit committee members to be independent within the one-year time period prescribed by the listing rules.
The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company's compliance with legal and regulatory matters, the independent auditor's qualifications and independence, and the performance of our company's independent auditor and internal audit function. The primary responsibilities of the committee include overseeing our company's accounting and financial reporting process and audits of the financial statements of our company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our Board of Directors has amended and restated the charter of the Audit Committee to reflect, among other things, requirements of federal legislation, including the Sarbanes-Oxley Act of 2002, new rules adopted by the SEC, and amended rules of the NASDAQ Stock Market.
In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by the guidelines of the SEC, the Sarbanes-Oxley Act of 2002, Statement on Auditing Standards No. 61, as amended, and other applicable regulations. This included a discussion of the independent auditor's judgments as to the quality, not just the acceptability, of our company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The committee also discussed with the independent auditor the independent auditor's independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.
The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor's examinations, its evaluations of our company, our internal controls, and the overall quality of our financial reporting.
Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on February 27, 2013.
The report has been furnished by the Audit Committee of our Board of Directors:

Audit Committee

Alan L. Stinson (Chairman)
J. Norman Stout
Douglas K. Ammerman

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table.

Name	Positions held	Age (1)
John J. Pittas	President and Chief Executive Officer	58
Fred S. Knechtel	Senior Vice President and Chief Financial Officer	52
Mark R. McFeely	Senior Vice President and Chief Operations Officer	40
Shawn J. Pallagi	Senior Vice President and Chief Human Resources Officer	55
Edward J. Neiheisel	Senior Vice President, Business Development and Global Alliances	60
Michael L. Gravelle	Senior Vice President, General Counsel and Corporate Secretary	51
Barbara J. Bitzer	Vice President and Global Controller	46
(1)    As of April 30, 2013
John J. Pittas. Mr. Pittas joined our company in 2006 and held various senior management positions before being appointed President and Chief Executive Officer in March 2013. Prior to joining Remy, he served as president of the Wolverine Specialty Materials division of EaglePicher Automotive. Throughout his career, Mr. Pittas has held progressive positions with Honeywell, UOP and ARI Technologies, and has extensive experience in manufacturing leadership, customer service, sales, technical support and process engineering, including international market development and Six Sigma and other productivity program implementation. Mr. Pittas has a Bachelor of Science in chemical engineering from Notre Dame.
Fred S. Knechtel. Mr. Knechtel joined Remy in November 2009 as Senior Vice President and Chief Financial Officer. Prior to joining us, Mr. Knechtel was Chief Financial Officer at Stanley Bostitch, a $550 million division of Stanley Works since 2007. From 2005 to 2007, Mr. Knechtel was Chief Financial Officer and Controller of DuPont Teijin Films—North America. His prior work experience includes financial positions with Northrop Grumman, Stern Stewart and Millennium Chemicals. Mr. Knechtel holds a Bachelor of Engineering in mechanical engineering from Stony Brook University and a Master of Business Administration in finance from Hofstra University.
Mark R. McFeely. Mr. McFeely joined our company in April 2012 as Senior Vice President and Chief Operations Officer of Remy International, Inc. after serving as Vice President, Operations of Meggitt Safety Systems Inc. since 2011. Mr. McFeely has over 15 years of business experience in operations which included engineering, supply chain, planning, and sales and marketing. Mr. McFeely held several operations leadership positions within divisions of Danaher Corporation from 2005 to 2011, including General Manager/Director of Jacobs Vehicle System Asia, General Manager and Vice President, Global Operations of Kollmorgen Vehicle Systems, and General Manager/Plant Manager of Pacific Scientific. Prior to 2005, Mr. McFeely held several operations and business development leadership positions at Honeywell International Inc. and the Federal Emergency Management Agency. He received a bachelor’s degree from Colorado State University and his Master of Business Administration degree from Penn State University.
Shawn J. Pallagi. Mr. Pallagi joined the Company in November 2011 as Vice President of Human Resources. He was appointed as Senior Vice President and Chief Human Resources Officers effective January 1, 2013. Mr. Pallagi has over 30 years of experience. Prior to joining the Company, Mr. Pallagi was engaged in executive level management and human resources consulting from 2010 through 2011. Mr. Pallagi previously served in several management positions for General Motors Corporation, including Executive Director of Human Resources of Global Manufacturing and Labor Relations from 2005 through 2010. Mr. Pallagi has a Bachelor of Science in Business Administration from Western Michigan University.
Edward J. Neiheisel. Mr. Neiheisel joined Remy in 2008 as a consultant focused on Remy strategic projects in Asia before assuming his current position in March 2011. Mr. Neiheisel has 30 years experience. Before joining Remy, Mr. Neiheisel was President and Chief Executive Officer of EMC Japan. Prior affiliations include Eagle Picher, Palm, Gateway, Vickers and General Electric. Mr. Neiheisel has a Bachelor of Arts in History from Northern Kentucky University, and a Juris Doctor from Indiana University.
Michael L. Gravelle. Mr. Gravelle has served as Corporate Secretary of Remy since 2009 and became Senior Vice President, General Counsel and Corporate Secretary of Remy in January 2013. Mr. Gravelle has served as the Executive Vice President, General Counsel and Corporate Secretary of FNF since 2010 and served in the capacity of Executive Vice President, Legal since 2006 and Corporate Secretary since 2008. Mr Gravelle joined FNF in 2003, serving as Senior Vice President. Mr. Gravelle joined a subsidiary of FNF in 1993, where he served as Vice President, General Counsel and Secretary beginning in 1996 and as Senior

Vice President, General Counsel and Corporate Secretary beginning in 2000. He began his legal career with Baker and McKenzie in Chicago after receiving a Juris Doctor and Bachelors degrees in Business Administration and Economics from Southern Methodist University.
Barbara J. Bitzer. Ms. Bitzer served as a consultant to the Company from 2006 through 2008, and again from 2010 through 2012 before assuming her current position on January 1, 2013. Ms. Bitzer also served as a principal of Simons Bitzer & Associates, PC, providing executive level finance consulting for companies in various industries, including manufacturing, service and non-profit, from 2005 through 2012. Ms. Bitzer obtained a Bachelor of Science in Accounting from the University of Evansville, and is a Certified Public Accountant licensed in the state of Indiana.
COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND
DIRECTOR COMPENSATION
In this compensation discussion and analysis, we discuss our named executive officers' compensation, including the objectives of our compensation programs and the rationale for each element of compensation. Our named executive officers in 2012 were:

•	John H. Weber, President, Chief Executive Officer and Director

•	Fred S. Knechtel, Senior Vice President and Chief Financial Officer

•	John J. Pittas, Senior Vice President and Chief Commercial Officer

•	Mark R. McFeely, Senior Vice President and Chief Operations Officer

•	Jesus Sanchez, former Senior Vice President and President, Remy Power Products

•	Gerald T. Mills, Senior Vice President and Chief Human Resources Officer
Effective March 1, 2013, as part of our previously disclosed announcement on the succession planning process involving our Chief Executive Officer, Mr. Pittas was promoted to President and Chief Executive Officer. As mentioned previously, Mr. Pittas has held various executive management positions during his seven years at Remy and has a wealth of experience in manufacturing, customer service, sales, technical support and process engineering, including international market development and Six Sigma and other productivity program implementations. As part of his promotion, Mr. Pittas' base salary was increased to $600,000, his 2013 annual incentive opportunity at target was increased to 100% of his base salary, and his 2013 equity incentive grant was valued at $1,800,000. Mr. Weber transitioned as President and Chief Executive Officer, and he remains as a member of the Board of Directors.
The Compensation Committee of our Board of Directors administers our executive compensation program. The Compensation Committee has responsibility for establishing our compensation philosophy, setting compensation for our Chief Executive Officer and reviewing and approving compensation for our other named executive officers, upon the recommendation of our Chief Executive Officer.
The Compensation Committee believes that our compensation program should attract and retain individuals who hold key leadership positions and motivate those leaders to perform in the interest of promoting our sustainable global profitable growth in order to create value and satisfaction for our stockholders, customers, and employees. For 2012, our named executive officers' compensation consisted of base salary, an annual cash incentive, and restricted stock that vests over a three year period. Mr. Sanchez did not receive a restricted stock award in 2012 as his employment was terminated on February 4, 2012. We also provide our named executive officers other benefits consistent with those provided to other salaried employees, and some very limited benefits beyond those normally provided to salaried employees.
While we strive to maintain a consistent approach to our executive compensation programs from year to year, we periodically review our compensation programs and make adjustments that are believed to be in the best interests of the Company and our stockholders. As part of this process, we review compensation trends and consider what is thought to be current best practice with groups such as Institutional Shareholder Services ("ISS") and Glass Lewis and Co, LLC. ("Glass Lewis"), and make changes in our compensation programs when we deem it appropriate, all with the goal of continually improving our approach to executive compensation.
To that end, some of the other improvements made and actions taken in recent years by our Compensation Committee or full Board of Directors include the following:

•	setting a high ratio of performance-based compensation to total compensation, and a low ratio for fixed benefits/perquisites (non-performance-based compensation);

•	not having any single-trigger severance provisions that provide for payments upon a voluntary termination of employment following a change in control;

•	no future excise tax gross ups on executive benefits;

•	adopting for our 2013 bonus program, the ability to “clawback” any overpayments of incentive-based or share-based compensation that were attributable to restated financial results;

•	adopted a performance-based vesting provision in restricted stock grants to our officers, including our named executive officers;

•
achieving a high level of disclosure transparency, where our stockholders have the ability to fully understand our executive compensation programs and associated performance measures used under those programs;

•	using a thorough methodology for comparing our executive compensation to market practices;

•
requiring that any dividends on restricted stock be subject to the same underlying vesting requirements applicable to the restricted stock - that is, no payment of dividends until the restricted stock vests;

•	separating the Chief Executive Officer and Chairman of the Board of Directors into two positions;

•	completing a “risk assessment,” as required under the rules of the SEC;

•	adopted a hedging and pledging policy for employees, directors and officers; and

•	using an independent compensation consultant who reports solely to our Compensation Committee, and who does not provide services other than executive compensation consulting.
As part of our compensation governance program, we also observe the following practices:

•	employment agreements with our named executive officers do not contain multi-year guarantees for salary increases, non-performance based bonuses or guaranteed equity compensation; and

•
the change in control provisions in our compensation plans trigger upon consummation of mergers, consolidations and other corporate transactions, not upon stockholder approval or other pre-consummation events.

Allocation of Total Compensation for 2012
Beginning in 2011, the emphasis of our compensation program shifted from annual cash incentive opportunities to long-term incentive opportunities in the form of stock-based awards. The following table compares our named executive officers' 2012 base salaries, target annual incentive opportunities and target long-term incentive opportunities as compared to those amounts in prior years.

	Base salary				Target annual incentive opportunity				Target long-term incentive opportunity
Name	2010(1)	2011(2)	2012(3)		2010	2011	2012(4)	2012 (% of salary)	2010(5)		2011(6)	2012(7)
John H. Weber	$906,250	$950,000	$938,125		$2,400,000	$1,425,000	$1,425,000	150%	$4,000,000		$3,000,000	$3,000,000
Fred S. Knechtel	270,833	300,000	296,250		250,000	180,000	180,000	60%	250,000	(8)	600,000	900,000
John J. Pittas	422,500	440,000	434,500		650,000	308,000	308,000	70%	1,200,000		1,250,000	1,250,000
Mark R. McFeely	—	—	200,677	(11)	—	—	142,984	70%	—		—	500,000
Jesus Sanchez (9)	313,333	325,000	56,437		305,000	227,500	21,134	70%	500,000	(8)	1,250,000	—
Gerald T. Mills (10)	375,000	375,000	370,313		400,020	206,250	206,250	55%	660,000		600,000	600,000

(1)	Reflects total base salary earned in 2010 as shown in the Summary Compensation Table.

(2)	Reflects total base salary earned in 2011 as shown in the Summary Compensation Table.

(3)	Reflects 2012 base salary levels given a voluntary temporary 3% salary reduction from July 1, 2012 through November 30, 2012.

(4)	Reflects target incentive opportunity for 2012, based on the executive's current base salary.

(5)
Reflects target incentive opportunity under a long-term cash incentive plan. The target opportunity was based on performance over the period from 2008-2010, and was the only long-term incentive awarded to the named executive officers during the three-year period. The amount shown in the Summary Compensation Table reflects the actual amount earned over the three-year period, not an annualized portion of the total award.

(6)	Reflects the dollar value of the long-term incentive grant made in 2011. The 2011 grant is in the form of restricted stock with performance and service based vesting conditions.

(7)	Reflects the dollar value of the long-term incentive grant made in 2012. The 2012 grant is in the form of restricted stock with performance and service based vesting conditions.

(8)
Messrs. Knechtel's and Sanchez's target opportunities under the long term cash incentive plan described in footnote 5 were proportionately adjusted to reflect the fact that they were not employed by us during the entire three-year performance period that the incentive covered.

(9)	Mr. Sanchez's employment was terminated on February 4, 2012.

(10)	Mr. Mills retired on March 15, 2013.

(11)	Mr. McFeely's employment began on April 9, 2012.
Our approach to compensating our named executive officers in 2012 is consistent with the approach we took in 2011, with an emphasis on performance-based incentives. For example, in February of 2012, we granted restricted stock awards with terms that were substantially similar to the terms of the 2011 restricted stock grants described below. The grant date fair values of the 2012 grants are shown above. The increase to Mr. Knechtel's grant was made to bring his compensation more in line with the compensation provided to chief financial officers at our peer group companies. The following table sets forth each component of our named executive officers' 2012 compensation as a percentage of total compensation.

	Salary	Annual Cash Incentive	Time- and Performance-Based Restricted Stock	Pension	Benefits and Other Compensation	Total Compensation
John H. Weber	18.4%	16.3%	58.9%	5.8%	0.6%	100.0%
Fred S. Knechtel	22.6%	8.0%	68.7%	—%	0.7%	100.0%
John J. Pittas	23.1%	9.5%	66.4%	—%	1.0%	100.0%
Mark R. McFeely	24.1%	10.0%	60.2%	—%	5.7%	100.0%
Gerald T. Mills	32.9%	10.7%	53.3%	—%	3.1%	100.0%
Role of Executive Officers and Compensation Consultant in Compensation Decisions
The allocation of our named executive officers' compensation among the various components, and determinations regarding compensation levels and opportunities, is not formulaic. It reflects the Compensation Committee's business judgment, which is influenced by a number of objective and subjective considerations, including consideration of how other companies compensate their named executive officers as reflected in marketplace data provided by the Compensation Committee's compensation consultant, judgments about the relative amounts of regularly paid fixed compensation and variable stock-based and cash-based incentives that are needed to attract and retain talented and experienced executive officers, subjective judgments about the relative skills, experience, and past performance of the named executive officers and their roles and responsibilities within the organization, and judgments about the extent to which the named executive officers can impact the company-wide performance and creation of long-term stockholder value. Further discussion of the specific objectives behind each of the components of our named executive officers' compensation is below.
The Compensation Committee receives assistance from our corporate human resources department with respect to historical data, and may, from time to time, solicit advice from outside consultants in determining marketplace compensation amounts, standards and trends. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the other named executive officers' compensation. The Compensation Committee makes the final determination on the compensation of the Chief Executive Officer and his direct reports. The Compensation Committee also has the authority to solicit advice from legal, compensation, accounting or other consultants as it deems necessary.
The Compensation Committee engaged Strategic Compensation Group LLC, an independent compensation consultant, to provide market data on executive compensation levels and advice on incentive design considerations. In connection with this engagement, the Compensation Committee instructed Strategic Compensation Group LLC to provide general advice on compensation trends and alternatives as well as specific design recommendations and compensation levels. Strategic Compensation Group LLC was selected by and reports directly to the Compensation Committee, receives compensation only for services related to executive compensation issues, and neither it nor any affiliated company provides any other services to us.
Elements of Executive Compensation of Our Named Executive Officers in 2012
Base Salary
We intend for the named executive officers' base salaries to provide a level of assured, regularly-paid, cash compensation. The named executive officers' base salary levels are set forth in their employment agreements. The agreements specify that their base salary levels may not be decreased. We did not increase our named executive officers' salaries in 2011 or 2012. Our named executive officers did elect to have a 3% voluntary temporary reduction from July 1, 2012 through November 30, 2012 to coincide with the delay in global merit increases to our salaried employees during the same timeframe.

Annual Incentive Plan
Through an annual incentive plan, we provide our named executive officers with the opportunity to earn annual cash payments based upon achievement of specific objectives established in the first quarter of each year. The performance goals under the annual incentives are intended to focus our named executive officers on attainment of annual, objectively determinable business objectives. The annual incentive program plays an important role in our approach to total compensation. We believe it motivates participants to focus on improving our performance on key financial measures during the year, and it requires that we achieve defined, objectively determinable goals before participants become eligible for an incentive payout. The plan also allows for individual performance adjustments of plus/minus 25%, provided that the sum of all adjustments does not exceed the original sum of the total payout attainment of the incentive pool.
In the first quarter of each year, the Compensation Committee establishes the performance measures, the weightings between the measures, threshold, target and maximum goals for each measure, and the annual incentive amounts that will be earned by each named executive officer depending on the extent to which the performance goals are achieved. We selected adjusted EBITDA, working capital turns, and net sales as the 2012 performance measures in order to focus our named executive officers on profitable growth and the efficient use of cash. The adjusted EBITDA measure we used for the annual incentives is based on an adjusted EBITDA measure which we refer to as “incentive plan adjusted EBITDA.” The adjustments made in calculating the incentive plan adjusted EBITDA, adjusted working capital turns and net sales are discussed below.
The 2012 adjusted EBITDA, adjusted working capital turns and net sales thresholds, targets and results under the Annual Incentive Plan were as follows:

Adjusted EBITDA (payout weighting 70%)				Working Capital Turns (payout weighting 20%)				Net Sales (payout weighting 10%)
(in thousands)								(in thousands)
Threshold	Target	Maximum	Adjusted Result (1)(4)	Threshold	Target	Maximum	Adjusted Result (2)(4)	Threshold	Target	Maximum	Adjusted Result (3)(4)
$152,500	$165,000	$176,500	$157,257	2.84	2.94	3.00	2.84	$1,155,000	$1,216,000	$1,277,000	$1,143,000
(1) The adjusted EBITDA result represents a 69% attainment of the Target opportunity, which at a 70% weighting equals a 48.32% payout.
(2) The adjusted Working Capital Turns result represents a 50% attainment of the Target opportunity, which at a 20% weighting equals a 10.0% payout.
(3) The adjusted Net Sales result represents a 0% attainment.
(4) The actual cumulative payout related to the 2012 Annual Incentive Plan was 58.32% (48.32% + 10.0% + 0%).
The tables above reflect the incentive plan adjusted EBITDA, working capital turns and net sales results, which were calculated with adjustments to offset the impact of necessary, but unbudgeted, strategic decisions because we do not think our named executive officers' compensation should be impacted by events that do not reflect the underlying operating performance of the business. The adjustments were one-time adjustments for items that were not included in our annual operating plan. We adjusted actual EBITDA to reflect the effect of the 2012 initial public offering listing fees net of proceeds, legal expenses associated with three litigation claims, and due diligence expenses associated with potential acquisition work. We adjusted actual working capital turns to reflect the effect of international inventory adjustments influenced by our global sales mix. The incentive plan adjusted EBITDA, working capital turns, and net sales target and maximum levels were chosen based upon our business plan for 2012 as approved by our Board of Directors.
An executive's threshold and maximum annual incentive opportunity is 50% and 150%, respectively, of the executive's target annual incentive opportunity. The threshold, target and maximum payment opportunities under our Annual Incentive Plan and the amount of our named executive officers' 2012 incentive awards based on the 2012 performance results are all reflected in the table below.

Name	Threshold	Target	Maximum	2012 Incentive Earned (1)
John H. Weber	$712,500	$1,425,000	$2,137,500	$831,060
Fred S. Knechtel	90,000	180,000	270,000	104,976
John J. Pittas	154,000	308,000	462,000	179,626
Mark R. McFeely	71,492	142,984	214,476	83,388
Jesus Sanchez	10,567	21,134	31,701	—
Gerald T. Mills	103,125	206,250	309,375	120,285

(1) As calculated above, amounts in this column represent a 58.32% cumulative payout of the executive's target opportunity.

All targets are based on provisions in the executives' employment agreements, which were entered into in 2010, with the exception of Mr. McFeely who was hired on April 9, 2012. When we entered into these employment agreements in 2010 with our named executive officers, we established new, lower target cash incentive opportunities for 2011 and future years. These are described in the narrative description of the agreements that follows the Grants of Plan-Based Awards Table. The reason for the decrease is that, as discussed above, we shifted the focus of our named executive officers' compensation to long-term stock-based incentive opportunities beginning in 2011.

2012 Equity Awards
The equity awards made in 2012 were in the form of restricted shares of Remy common stock. On February 24, 2012 Mr. Weber received 171,429 shares of restricted stock, Mr. Knechtel received 51,429 shares of restricted stock, Mr. Pittas received 71,429 shares of restricted stock, and Mr. Mills received 34,286 shares of restricted stock. Mr. McFeely received 28,571 shares of restricted stock upon his hire date of April 9, 2012. Mr. Sanchez did not receive an equity award in 2012 as his employment was terminated on February 4, 2012. The awards vest 33% on the first three anniversaries of the grant date, with vesting on half of each award continent upon continued service and half contingent upon the achievement of specified EBITDA results for 2012, 2013 and 2014. For 2012, the minimum EBITDA threshold was $140 million with a target amount of $165 million. For 2013, the minimum incentive plan adjusted EBITDA threshold will be $150 million, with a target amount of $177 million. For 2014, the minimum incentive plan adjusted EBITDA threshold will be $165 million, with a target amount of $194 million. The awards vest pro rata for performance between threshold and target. If our incentive plan adjusted EBITDA for any particular performance period exceeds the target, the excess is carried forward to the following year's performance achievement.
As noted above in the section "Annual Incentive Plan," our incentive plan adjusted EBITDA for 2012 was $157.3 million. The portion of the 2012 grant of restricted stock awards that were eligible to vest on our performance in 2012, subject to continued employment vested at 84.5% as our adjusted EBITDA performance was $7.7 million below the target amount.
Deferred Compensation Plans
Our named executive officers were previously eligible to participate in a nonqualified deferred compensation plan, which we refer to as our DCP. This plan was intended to help to attract and retain employees by providing them with the opportunity to defer receipt of their compensation and plan for retirement taking into consideration that our named executive officers do not participate in any tax-qualified defined benefit pension plan. The DCP allowed eligible employees to defer receipt of portions of their base salary and annual incentive awards and to receive matching company contributions which cannot be provided under our qualified savings plan, due to limitations under the Internal Revenue Code of 1986. In March 2011, the Compensation Committee terminated the matching company contributions effective April 1, 2011, and effective December 31, 2011, the DCP was terminated. All participants were paid out their account balances, less appropriate taxes, on December 31, 2012 under the terms of the DCP.
Supplemental Executive Retirement Plan
During 2012, Mr. Weber, in accordance with the terms of his employment agreement, participated in the Supplemental Executive Retirement Plan, or the SERP, which is a nonqualified plan. The intent of the SERP is to provide additional retirement benefits to Mr. Weber, which were agreed to when Mr. Weber originally entered into an employment agreement with us in 2006. Additionally, as approved by the Compensation Committee on October 4, 2007, Mr. Weber was granted 5 additional years of credited service for prior work experience that is eligible to be added to his total years of service for the SERP benefit. Mr. Weber is fully vested in the SERP and is the only active employee in the SERP. Effective with Mr. Weber's Transition, Noncompetition and Release Agreement effective as of January 31, 2013, and as required by section 409A of the Internal Revenue Code of 1986, as amended, he will earn four quarterly payments of $75,178 beginning on April 1, 2013 followed by thirty six quarterly payment of $113,906 beginning as of April 1, 2019. The date of April 1, 2019 is reflective of Mr. Weber's age reaching 62 where the early retirement factor discount will no longer apply.
Employment Agreements
The employment agreements specify minimum annual base salaries, the target opportunities for 2010 annual incentives, and annual incentive target opportunities for 2011 and future years. To ensure that the named executive officers are protected against the loss of their positions in certain circumstances, their employment agreements include severance provisions. The Compensation Committee believes that it is in the best interests of our company and our stockholders to offer such protection to executive officers because we compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.

The employment agreements are discussed in more detail in the narrative that follows the Grants of Plan-Based Awards table in the Potential Payments Upon Termination or a Change in Control section.
Perquisites and Other Personal Benefits
In accordance with their August 2010 employment agreements, Messrs. Mills and Sanchez received after tax, monthly supplemental living allowance payments of one thousand dollars ($1,000) and two thousand three hundred dollars ($2,300), respectively. The payments were intended to cover miscellaneous expenses incurred by them in connection with working at their respective locations which were not in the same geographic area as their primary residence and to avoid substantial relocation costs. Mr. McFeely's employment agreement provided for one-time relocation expenses associated with his move to the greater Indianapolis area.
We offer a personal umbrella liability insurance policy for senior leaders in our organization valued at $800 per person annually. We also provide senior leaders with an annual executive physical at the expense of the Company valued at $1,565 for Mr. Mills. In addition, certain of our named executive officers receive security system monitoring services valued at $675 for Mr. Weber, $225 each for Messrs. Knechtel and Pittas, $150 for Mr. McFeely and $450 for Mr. Mills and credit monitoring services valued at $144 per person annually for each of Messrs. Weber, Knechtel, Pittas and Mills. In 2013, the Company ceased reimbursing our named executive officers for security and credit monitoring services.
See the table under the caption entitled “Summary Compensation Table-All Other Compensation” for amounts paid in 2012.
Use of Marketplace Data in Compensation Decisions
Although marketplace compensation data does not drive our compensation decisions, we do consider it. We considered marketplace data provided by Strategic Compensation Group LLC in 2010 when establishing the compensation terms in the new employment agreements, including our named executive officers' salaries for 2010 and target incentive opportunity levels for 2011, 2012 and 2013. The data served as a point of reference for the Compensation Committee's determinations in connection with the new employment agreements, but the committee ultimately made compensation decisions based on a subjective assessment of the totality of the executive's experience, performance and value to Remy, and it did not target any particular percentile of the data.
The data consisted of a general executive compensation survey on over 3,000 companies prepared by Kenexa, an IBM Company providing compensation consulting and other human resources services, with a specific focus on companies with revenue between $900 million and $1.5 billion; and a custom comparator group of 16 companies that were selected, with our input, by Strategic Compensation Group LLC, which ranged in revenue size from $720 million to $2.2 billion. The companies in the customized comparator group were:

AAR Corp.	Modine Manufacturing
Accuride Corp.	Sunpower Corp.
Allison Transmission	Superior Industries Intl.
Belden Inc.	Tower International
Curtiss-Wright Corp.	Transdigm Group Inc.
Enersys Inc.	Wabco Holdings Inc.
Federal Signal Corp.	Wabtec Corp.
Hexcel Corp.	Woodward Governor Co.
The comparator group was selected in December of 2011 based on a revenue range of ½ to 2 times the projected 2012 net sales for Remy (which at the time was estimated to be $1.2 billion in net sales), industry focus (generally based on Global Industry Classification Standard (GICS) Code), nature and complexity of operations and because they compete with us for business and/or executive talent. When defining the peer group, we attempt to apply the standards used by ISS for identifying peer groups for public companies.
Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction available to companies with publicly traded stock for compensation paid for any fiscal year to the corporation's Chief Executive Officer and the three other most highly compensated executive officers as of the end of the fiscal year, other than the Chief Financial Officer. The Compensation Committee intends to consider section 162(m) when structuring and approving incentive awards when this provision applies to us in the future. In certain situations, however, the Compensation Committee may approve compensation that does not meet section 162(m)'s requirements.

Accounting Implications of Executive Compensation
For our cash awards, we follow the principles set forth in ASC 710, Compensation-General, pursuant to which we recognize a compensation expense ratably over the requisite service period, resulting in an accrued liability at the full eligibility date equal to the then present value of all of the future benefits expected to be paid.
We recognize compensation expense of all stock-based awards pursuant to the principles set forth in ASC 718, Compensation-Stock Compensation. Consequently, we record a compensation expense in our financial statements over the requisite service period for equity-based awards granted.
Historical Long-Term Cash Incentive Plan (Fiscal Years 2008, 2009 and 2010)
In accordance with SEC rules, compensation information reported in the Summary Compensation Table is required for the last three fiscal years. As noted in the Summary Compensation Table for fiscal 2010, references are made to a long-term cash incentive plan, which relate to a long-term incentive plan we established in connection with our emergence from bankruptcy in 2007. In summary, the long-term cash incentive plan was intended to focus the efforts of our named executive officers, at that time, on achieving our adjusted EBITDA goals for fiscal years 2008, 2009 and 2010 and to establish Remy as a viable independent organization.
The plan provided that the named executive officers, at that time, would become 100% vested in any incentive earned under this long-term cash incentive plan on December 31, 2010, provided they were not terminated by us for cause, and they did not resign without good reason, before that date. If a named executive officer's employment had terminated for any reason other than by us for cause or by the executive for good reason, the named executive officer would have received a pro-rated portion of the incentive based on actual results and the portion of the three-year period that the named executive officer was employed. The incentives were earned during fiscal 2010 and payable in two equal installments. The first half was paid in March 2011, and the second half was paid in March 2012.
A complete description of the long-term cash incentive plan can be found in our Amendment No. 2 to Form S-1 Registration Statement filed with the SEC on May 25, 2011 under the section "Executive Compensation- Compensation Discussion and Analysis".
New Plans Adopted for 2011 and Future Years
Omnibus Incentive Plan
In October 2010, the Board of Directors approved a new stock incentive plan called the Remy International Inc. Omnibus Incentive Plan, which we refer to as the Omnibus Incentive Plan. The Omnibus Incentive Plan was amended as of March 24, 2011. The following describes the Omnibus Incentive Plan as amended.
The Omnibus Incentive Plan permits our Compensation Committee to grant nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or share based awards. Our employees, non-employee directors and consultants are eligible to participate. Actual participation, as well as the terms of the awards to those participants, will be determined by the Compensation Committee who administers the plan.
Subject to adjustment pursuant to the anti-dilution provisions of the plan, the Omnibus Incentive Plan provides that the maximum number of shares of our common stock that may be delivered pursuant to awards under the plan is 5,500,000. Awards of restricted stock in respect of 1,598,973 shares have been granted under the Omnibus Incentive Plan through December 31, 2012, which leaves 3,901,027 shares available for future awards as of December 31, 2012. Subject to adjustment pursuant to the anti-dilution provisions of the plan, the Omnibus Incentive Plan contains the following limitations of awards under the plan: the maximum number of our shares with respect to which stock options may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum number of stock appreciation rights that may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum number of our shares of restricted stock that may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum number of our shares with respect to which restricted stock units may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum number of our shares with respect to which performance shares may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum amount of compensation that may be paid with respect to performance units awarded to any participant in any fiscal year is $4,000,000 or a number of shares having a fair market value not in excess of that amount; the maximum amount of compensation that may be paid with respect to other awards awarded to any participant in any fiscal year is $4,000,000 or a number of shares having a fair market value not in excess of that amount; and the maximum dividend or dividend equivalent that may be paid to any participant in any fiscal year is $4,000,000.

The Compensation Committee may specify that the attaining of performance measures will determine the degree of granting, vesting and/or payout with respect to awards that the committee intends to qualify for the performance-based exception from the tax deductibility limitations of section 162(m) of the Internal Revenue Code. If the Compensation Committee determines to grant these types of performance-based awards, it may grant them subject to the attainment of the following performance measures: earnings per share, EBITDAR (as defined in the plan), economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), net sales (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries and/or other affiliates or joint ventures.
The targeted level or levels of performance with respect to the performance measures may be established at such levels and on such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Awards (including any related dividends or dividend equivalents) that are not intended to qualify for the performance-based exception under section 162(m) may be based on these or such other performance measures as the Compensation Committee may determine. Achievement of performance goals in respect of awards intended to qualify under the performance-based exception will be measured over a performance period, and the goals will be established not later than 90 days after the beginning of the performance period or, if less than 90 days, the number of days that is equal to 25% of the relevant performance period applicable to the award. The Compensation Committee will have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that awards that are designed to qualify for the performance-based exception may not be adjusted upward (the committee may, in its discretion, adjust those awards downward).
A complete description of the Omnibus Incentive Plan can be found in Exhibit 10.21 to our Amendment No. 2 to Form S-1 Registration Statement filed with the SEC on May 25, 2011.
Annual Incentive Plan
In March 2011, the Compensation Committee approved a new Annual Incentive Plan for 2011 and future years, under which employees selected by the Compensation Committee are eligible to participate. The Compensation Committee will establish the performance objective or objectives each year for the participants’ awards, which will be based upon one or more of the following performance measures: earnings per share, EBITDAR (as defined in the Omnibus Incentive Plan), economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), net sales (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, inventory or capital turn, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries and/or other affiliates or joint ventures.
The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Compensation Committee will have discretion to adjust the amount of any incentive award that would otherwise be payable to a participant; provided, however, that incentive awards which would be subject to section 162(m) of the Internal Revenue Code may not be adjusted upward, although the Compensation Committee may, in its discretion, adjust those incentive awards downward. Awards that are not intended to qualify for the performance-based compensation exception to section 162(m) of the Internal Revenue Code may be based on these or such other performance measures as the Compensation Committee may determine. The maximum incentive award that may be paid under the Annual Incentive Plan to a participant during any fiscal year is $4,000,000.
A complete description of the Annual Incentive Plan can be found in Exhibit 10.12 to our Amendment No. 2 to Form S-1 Registration Statement filed with the SEC on May 25, 2011.

Director, Employee and Officer Hedging and Pledging Policy
As mentioned previously under the section "Corporate Governance", in March 2013, our Board adopted a hedging and pledging policy which prohibits our directors, executive officers (including our named executive officers) and employees from engaging in any hedging or pledging transactions with respect to our common stock. In addition to being a best practice in corporate governance, the hedging and pledging policy was implemented to more closely align the interests of our directors, executive officers and employees with the interests of our stockholders and to protect against inappropriate risk taking. Refer to the section "Corporate Governance- Director, Employee and Officer Hedging and Pledging Policy" for further details on the recently adopted hedging and pledging policy.
SUMMARY COMPENSATION TABLE
The following Summary Compensation Table includes all base salary, incentives and other compensation earned by our named executive officers during the 2010 - 2012 fiscal years:

Name and Principal Position	Year	Salary (1) ($)	Stock awards (2) ($)	Non-equity annual incentive (3) ($)	Non-equity long-term cash incentive (4) ($)	Total non-equity incentive plan compensation (5) ($)	Change in pension value and non-qualified deferred compensation earnings (6) ($)	All other compensation (7) ($)	Total ($)
John H. Weber, President, Chief Executive Officer and Director (8)	2012	938,125	3,000,008	831,060	—	831,060	293,669	31,829	5,094,691
	2011	950,000	3,000,000	1,947,975	—	1,947,975	570,214	89,716	6,557,905
	2010	906,250	—	3,600,000	5,764,960	9,364,960	251,078	150,982	10,673,270
Fred S. Knechtel, Senior Vice President and Chief Financial Officer	2012	296,250	900,008	104,976	—	104,976	—	8,875	1,310,109
	2011	300,000	600,000	295,272	—	295,272	—	87,752	1,283,024
	2010	270,833	—	375,000	360,310	735,310	—	53,864	1,060,007
John J. Pittas, Senior Vice President and Chief Commercial Officer	2012	434,500	1,250,008	179,626	—	179,626	—	17,889	1,882,023
	2011	440,000	1,250,000	428,926	—	428,926	—	53,167	2,172,093
	2010	422,500	—	975,000	1,729,488	2,704,488	—	42,612	3,169,600
Mark R. McFeely, Senior Vice President and Chief Operations Officer (9)	2012	200,667	499,993	83,388	—	83,388	—	46,915	830,963

Jesus Sanchez, Former Senior Vice President and President, Remy Power Products (10)	2012	56,437	—	—	—	—	—	1,775,619	1,832,056
	2011	325,000	1,250,000	234,937	—	234,937	—	63,707	1,873,644
	2010	313,333	—	457,500	720,620	1,178,120	—	51,278	1,542,731
Gerald T. Mills, Senior Vice President and Chief Human Resources Officer (11)	2012	370,313	600,005	120,285	—	120,285	—	34,662	1,125,265
	2011	375,000	600,000	281,944	—	281,944	—	55,517	1,312,461
	2010	375,000	—	600,030	951,218	1,551,248	—	51,844	1,978,092

(1)	Amounts shown are not reduced to reflect the named executive officers' elections, if any, to defer receipt of salary into our qualified savings plan or other voluntary reductions.

(2)
Represents the aggregate grant date fair value in accordance with FASB ASC Topic 718 of restricted stock granted on January 4, 2011 of $11.00 per share and on February 24, 2012 of $17.50 per share. The shares vest 33% on the grant date anniversary over three years and in two equal portions, 50% upon each anniversary of the grant date and 50% upon the achievement of annual EBITDA results for 2012, 2013, and 2014. These amounts represent 100% of the maximum awards.

(3)	Represents amounts earned in 2012, 2011 and 2010 under the Annual Incentive Plan (paid in 2013, 2012 and 2011).

(4)	Represents amounts earned in 2010 with respect to the three-year period from 2008 to 2010 under a long-term cash incentive plan.

(5)	Represents the total of the prior two columns.

(6)	Represents the change in the actuarial present value of the accumulated pension benefit under the SERP during the year for Mr. Weber.

(7)	Refer to the table below under "All other compensation."

(8)	Mr. Weber's service as Chief Executive Officer and President terminated effective February 28, 2013, pursuant to a Transition, Noncompetition and Release Agreement, effective as of January 31, 2013.
(9)    Mr. McFeely's employment commenced on April 9, 2012.
(10)    Mr. Sanchez's employment terminated on February 4, 2012.
(11)    Mr. Mills retired on March 15, 2013.

The table below shows the components of “All Other Compensation” for the named executive officers for fiscal 2012.

Compensation	John H. Weber	Fred S. Knechtel	John J. Pittas	Mark R. McFeely	Jesus Sanchez	Gerald T. Mills
Relocation expenses	$—	$—	$—	$27,851	$—	$—
Supplemental Living Allowance (1)	—	—	—	—	5,414	18,368
One time Tax Gross-ups for Relocation (2)	—	—	—	14,698	—	—
Premiums for Personal Umbrella Liability Insurance	800	800	800	800	800	800
Qualified Savings Plan Matching Contributions	10,000	7,706	10,000	3,416	10,000	10,000
Severance (3)	—	—	—	—	1,108,008	—
Accelerated Stock Vesting (4)	—	—	—	—	651,397	—
Dividend Payments (5)	20,210	—	6,720	—	—	3,335
Security and Credit Monitoring Services and Other(6)	819	369	369	150	—	2,159
Total	$31,829	$8,875	$17,889	$46,915	$1,775,619	$34,662

(1)	Represents the supplemental living allowances that were given to Messrs. Sanchez and Mills pursuant to their employment agreements.

(2)	Represents the amount of a one-time company paid tax related to the compensatory value for Mr. McFeely associated with his relocation to the Indianapolis area.

(3)	Represents the severance payment for Mr. Sanchez pursuant to his Severance Agreement.

(4)	Represents the accelerated vesting of restricted stock for Mr. Sanchez per his Restricted Stock Award Agreements from 2008 and 2011.

(5)	Represents the dividend payments for all vested stock from Restricted Stock Awards.

(6)	In 2013, the Company ceased reimbursing our named executive officers for security and credit monitoring services.
GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2012:

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)(3)			All other stock awards (2)(4) ($)	Grant date fair value of stock and option awards (5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John H. Weber		712,500	1,425,000	2,137,500
	2/24/2012				750,002	1,500,004	1,500,004	1,500,004	3,000,008
Fred S. Knechtel		90,000	180,000	270,000
	2/24/2012				225,002	450,004	450,004	450,004	900,008
John J. Pittas		154,000	308,000	462,000
	2/24/2012				312,502	625,004	625,004	625,004	1,250,008
Mark R. McFeely (6)		71,492	142,984	214,476
	4/9/2012				124,998	249,997	249,997	249,997	499,993
Jesus Sanchez		—	—	—
					—	—	—	—	—
Gerald T. Mills (7)		103,125	206,250	309,375
	2/24/2012				150,001	300,003	300,003	300,003	600,005

(1)	Amounts shown in the table reflect awards granted under the 2012 Annual Incentive Plans.

(2)
Because the equity incentive awards are denominated in dollars, but payable in stock, the table reflects the dollar value of the grants. The total number of shares granted under these equity incentive plan awards to each named executive officer were as follows: 171,429 shares for Mr. Weber, 51,429 shares for Mr. Knechtel, 71,429 shares for Mr. Pittas, 28,571 shares for Mr. McFeely, and 34,286 shares for Mr. Mills. Under this award, 50% of the shares are time-based and reflected in the "All Other Stock Awards" column, and 50% are performance based and reflected in the "Estimated Future Payouts under Equity Incentive Plan Awards" columns.

(3)
Amounts shown represent the portion of the stock grant on February 24, 2012 and April 9, 2012 for Mr. McFeely, under our Omnibus Incentive Plan that is subject to performance-based vesting in one-third increments on each of the first, second and third anniversaries of the date of grant, based on our incentive plan adjusted EBITDA results in 2012, 2013 and 2014. The awards will vest pro rata for performance between threshold and target.

(4)
Amounts shown represent the portion of the stock grant on February 24, 2012 and April 9, 2012 for Mr. McFeely under our Omnibus Incentive Plan that is subject to time-based vesting in one-third increments on each of the first, second and third anniversaries of the February 24th grant date.

(5)	Amounts shown represent the grant date fair value in accordance with FASB ASC Topic 718 of $17.50 per share.

(6)	Mr. McFeely was hired on April 9, 2012 and has a prorated non-equity incentive plan based on his number of days of service.

(7)
Mr. Mills is only eligible to vest one-third of his 2012 stock award due to his retirement on March 15, 2013. All subsequent vesting events will be forfeited under the Restricted Stock Award Agreement.

Employment Agreements
We have entered into employment agreements with our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the Potential Payments upon Termination or a Change in Control section. The following descriptions are based on the terms of the agreements as of December 31, 2012.
John H. Weber
Mr. Weber's employment terminated on February 28, 2013. We entered into an amended and restated employment agreement with Mr. Weber effective as of August 1, 2010, under which he served as our Chief Executive Officer and President and a member of our Board of Directors. The employment agreement's term began on the effective date and continued until February 28, 2013. Mr. Weber's minimum annual salary is $950,000 per year, with an annual incentive target of $2,400,000 for 2010, and not less than 150% of his base salary in future years, which equaled $1,425,000 in 2011 and which equaled $1,425,000 for 2012 based upon his salary as of December 31, 2011. The agreement provides that Mr. Weber was eligible for a long-term cash incentive of $4,000,000, payable depending upon financial performance during the three-year period that began January 1, 2008 and ended on December 31, 2010. The agreement further provides that he will be eligible to participate in our SERP and our stock incentive plans, and that for 2011 and each year thereafter he will receive an annual equity or cash long-term incentive grant valued by the Board of Directors at $3,000,000 or another amount determined by the Board of Directors. In 2012, the form of this long-term incentive grant was restricted stock.
Fred S. Knechtel
We entered into an amended and restated employment agreement with Mr. Knechtel effective as of August 1, 2010, under which he serves as our Senior Vice President and Chief Financial Officer. The employment agreement's term began on the effective date and continues until December 31, 2013, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended. Mr. Knechtel's minimum annual salary is $300,000 per year, with an annual incentive target of $250,000 for 2010, and not less than 60% of his base salary in future years, which equaled $180,000 in 2011 and which equaled $180,000 for 2012 based upon his salary as of December 31, 2012. The agreement provides that Mr. Knechtel was eligible for a long-term cash incentive of $250,000, payable depending upon financial performance during the three year period that began January 1, 2008 and ended on December 31, 2010. The agreement further provides that he will be eligible to participate in our stock incentive plans, and that for 2011 and each year thereafter he will receive an annual equity or cash long-term incentive grant valued by the Board of Directors. In 2012, the form of this long-term incentive grant was restricted stock and valued at $900,000 as approved by the Board of Directors.
John J. Pittas
We entered into an amended and restated employment agreement with Mr. Pittas effective as of August 1, 2010, under which he serves as President of Remy, Inc., one of our subsidiaries. The employment agreement's term began on the effective date and continues until December 31, 2013, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended. Mr. Pittas' minimum annual salary is $440,000 per year, with an annual incentive target of $650,000 for 2010, and not less than 70% of his base salary in future years, which equaled $308,000 in 2011 and which equaled $308,000 for 2012 based upon his salary as of December 31, 2012. The agreement provides that Mr. Pittas was eligible for a long-term cash incentive of $1,200,000, payable depending upon financial performance during the three-year period that began January 1, 2008 and ended on December 31, 2010. The agreement further provides that he will be eligible to participate in our stock incentive plans, and that for 2011 and each year thereafter he will receive an annual equity or cash long-term incentive grant valued by the Board of Directors at $1,250,000 or another amount determined by the Board of Directors. In 2012, the form of this long-term incentive grant was restricted stock. A second amendment, effective March 1, 2013 was agreed upon for Mr. Pittas to increase his base salary to $600,000 with an annual incentive target of $600,000 as a result of his promotion to Chief Executive Officer. In addition, Mr. Pittas shall receive an equity grant valued by the Board at $1,800,000 in 2013 with such terms as determined by the Board of Directors.
Mark R. McFeely
Mr. McFeely's employment began on April 9, 2012 when we entered into an employment agreement for him to serve as Senior Vice President and Chief Operations Officer.  The employment agreement's term began on the effective date and continues until December 31, 2013, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended.  Mr. McFeely's minimum annual salary is $280,000 per year, with an annual incentive target of 70% of his base pay, which equates to a 2012 target of $142,984 prorated for 2012, and not less that 70% of his base salary in future years.  The agreement further provides that he will be eligible to participate in our stock incentive plans, and that for 2012 and each year thereafter he will receive an annual equity or cash long-term incentive grant valued by the Board of Directors.  In 2012, the form of this long-term incentive grant was restricted stock and valued at $500,000 as approved by the Board of Directors.
Jesus Sanchez
Mr. Sanchez's employment terminated on February 4, 2012. We entered into an amended and restated employment agreement with Mr. Sanchez effective as of August 1, 2010, under which he served as our Senior Vice President and President of Remy Power Products. The employment agreement's term began on the effective date and was to continue until December 31, 2013, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended. Mr. Sanchez's minimum annual salary was $325,000 per year, with an annual incentive target of $305,000 for 2010, and not less than 70% of his base salary in future years, which equaled $227,500 in 2011. The agreement provided that Mr. Sanchez was eligible for a long-term cash incentive of $500,000, payable depending upon financial performance during the three-year period that began January 1, 2008 and ended on December 31, 2010. The agreement further provided that he was eligible to participate in our stock incentive plans, and that for 2011 and each year thereafter, he would have received an annual equity or cash long-term incentive grant valued by the Board of Directors at $1,250,000 or another amount determined by the Board of Directors. Under the agreement, Mr. Sanchez was entitled to a monthly reimbursement of $2,300 for miscellaneous business-related expenses incurred by him in connection with his working at the location of our Oklahoma offices.
Gerald T. Mills
Mr. Mills retired from Remy on March 15, 2013. We entered into an amended and restated employment agreement with Mr. Mills effective as of August 1, 2010, under which he serves as our Senior Vice President and Chief Human Resources Officer. The employment agreement's term began on the effective date and continues until December 31, 2013, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended. Mr. Mills' minimum annual salary was $375,000 per year, with an annual incentive target of $400,020 for 2010, and not less than 55% of his base salary in future years, which equaled $206,250 in 2011 and which would equal $206,250 for 2012 based upon his salary as of December 31, 2011. The agreement provides that Mr. Mills was eligible for a long-term cash incentive of $660,000, payable depending upon financial performance during the three-year period that began January 1, 2008 and ended on December 31, 2010. The agreement further provides that he will be eligible to participate in our stock incentive plans, and that for 2011 and each year thereafter he will receive an annual equity or cash long-term incentive grant valued by the Board of Directors at $600,000 or another amount determined by the Board of Directors. In 2011 and 2012, the form of this long-term incentive grant was restricted stock. Under the agreement, Mr. Mills will be entitled to a monthly reimbursement of $1,000 for miscellaneous business-related expenses incurred by him in connection with his working at the location of our offices.
Annual Incentive Awards
In 2012, our compensation committee approved performance-based cash incentive award opportunities for our named executive officers. The performance-based cash incentive award opportunities are calculated by multiplying base salary by the product of the approved incentive percentage and the qualifying multiplier for each goal. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.
Long-Term Equity Incentive Awards
In February 2012, our compensation committee approved grants of time-based and performance-based restricted stock to our named executive officers. More information about these long-term equity incentive awards can be found in the “Compensation Discussion and Analysis” section.
Salary and Bonus in Proportion to Total Compensation
The “Compensation Discussion and Analysis” section contains a table showing the proportion of our named executive officers' salary to total compensation for 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table shows information regarding unvested restricted stock awards held by our named executive officers as of December 31, 2012. No stock options were granted to our named executive officers during or prior to fiscal 2012.

Name	Grant Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($) (3)
John H. Weber	1/4/2011(1)	181,818	$2,909,088
	2/24/2012(2)	171,429	2,742,864
Fred S. Knechtel	1/4/2011(1)	36,364	581,824
	2/24/2012(2)	51,429	822,864
John J. Pittas	1/4/2011(1)	75,758	1,212,128
	2/24/2012(2)	71,429	1,142,864
Mark R. McFeely	4/9/2012(2)	28,571	457,136
Jesus Sanchez	—	—	—
Gerald T. Mills(4)	1/4/2011(1)	36,364	581,824
	2/24/2012(2)	34,286	548,576

(1)
Vests 33% on the grant date anniversary over three years and in two equal portions; 50% upon the anniversaries of the grant date and 50% upon the achievement of annual EBITDA results for 2011, 2012, and 2013.

(2)
Vests 33% on the grant date anniversary over three years and in two equal portions; 50% upon the anniversaries of the grant date and 50% upon the achievement of annual EBITDA results for 2012, 2013, and 2014.

(3)	To calculate the market value as of December 31, 2012, we used the market value of our common stock of $16.00 per share.

(4)	Based on Mr. Mills' retirement, his 2012 equity grant award will only vest for the 2012 plan year. All subsequent vesting events will be forfeited under the Restricted Stock Award Agreement.
STOCK VESTED
The following table describes the vesting of stock awards and the value realized on vesting of stock awards, by each of our named executive officers, during the fiscal year ended December 31, 2012.

Name	Grant Date	Vesting Date	Number of Shares Acquired on Vesting	Value realized on vesting
John H. Weber	12/6/2007	12/6/2012(1)	67,368	$993,678
	1/4/2011	1/4/2012(2)	45,454	549,539
	1/4/2011	3/2/2012(3)	45,455	795,463
Fred S. Knechtel	1/4/2011	1/4/2012(2)	9,090	109,898
	1/4/2011	3/2/2012(3)	9,091	159,093
John J. Pittas	12/6/2007	12/6/2012(1)	16,674	245,942
	2/1/2008	12/6/2012(1)	5,727	84,473
	1/4/2011	1/4/2012(2)	18,939	228,973
	1/4/2011	3/2/2012(3)	18,939	331,433
Mark R. McFeely	—	—	—	—
Jesus Sanchez	5/15/2008	2/4/2012(4)	16,000	193,440
	1/4/2011	1/4/2012(2)	18,939	228,973
	1/4/2011	2/4/2012(4)	37,879	457,957
	1/4/2011	3/2/2012(3)	18,939	331,433
Gerald T. Mills	12/6/2007	12/6/2012(1)	11,117	163,976
	1/4/2011	1/4/2012(2)	9,090	109,898
	1/4/2011	3/2/2012(3)	9,091	159,093
(1)    The value of the shares vested in the table above on December 6, 2012 is based on the market value established as of December 6, 2012 at $14.75 per share.
(2)    The value of the Time Based shares vested in the table above on January 4, 2012 is based on the fair value established as of January 4, 2012 at $12.09 per share.
(3)    The value of the Performance Shares vested in the table above on March 2, 2012 is based on the fair value established as of March 2, 2012 at $17.50 per share.

(4)
Mr. Sanchez had immediate vesting events based upon his termination on February 4, 2012. Per his 2011 and 2012 Restricted Stock Award Agreements, all Time Based Shares which on the date of termination of employment otherwise would remain subject to a period of restriction vested immediately.

PENSION BENEFITS
The following table sets forth information for the fiscal year ended December 31, 2012 concerning the Supplemental Executive Retirement Plan, or the SERP, that our Chief Executive Officer participated in. Our Chief Executive Officer was the only active employee that participated in the SERP during fiscal 2012.

Name	Plan name	Number of years of credited service	Present value of accumulated benefit	Payments during last fiscal year
John H. Weber	Supplemental Executive Retirement Plan	10+	$3,126,611	$—
The actuarial present value of the accumulated pension benefits in the SERP was determined using a discount rate assumption for 2012 of 3.85% and assumed retirement at age 62.
Under the terms of the SERP, Mr. Weber is entitled to a supplemental retirement benefit equal to 50% of his final average compensation at retirement, death or his “voluntary termination,” which the plan defines as Mr. Weber's termination of employment before age 62 that is mutually acceptable to him and our Compensation Committee, with the amount payable each year for ten years. If Mr. Weber retires on or after attaining age 62, he will be entitled to receive his supplemental retirement benefit payable in quarterly installments beginning as of the calendar quarter following his retirement. If Mr. Weber has a voluntary termination (other than for “cause”), on or before he turns 62, he will be entitled to his supplemental retirement benefit payable in quarterly installments beginning as of the calendar quarter following the date he turns 62. If Mr. Weber retires on or after attaining age 55 with at least five years of service, but before turning 62, he would be entitled to his supplemental retirement benefit payable in quarterly installments beginning as of the calendar quarter following his termination date, but reduced based on the table below, or he could elect to delay payment until age 62 and receive an unreduced amount if the delay complies with section 409A of the
Internal Revenue Code. If he begins to receive payment prior to attaining age 62, the benefit will be reduced by multiplying the benefit determined as of his termination of employment by the “early retirement factor” set forth below:

Payment starting age	Early retirement factor
55	0.500
56	0.580
57	0.660
58	0.740
59	0.820
60	0.900
61	0.950
62 or older	1.000
Mr. Weber is vested in his supplemental retirement benefit. He would forfeit the benefit, however, if he is terminated by us for cause. He would also forfeit the benefit if, after termination of employment, he engages in an activity that would constitute “cause” if he were still employed or if he competes with us in the 36-month period following his termination of employment. Under the SERP, “cause” means conviction for a felony or conviction for a lesser crime or offense involving the property of us or an affiliated employer, engaging in conduct that has caused demonstrable and material injury to us or an affiliated employer, or uncured gross dereliction of duties or other gross misconduct, or the disclosure of our confidential information.

NON-QUALIFIED DEFERRED COMPENSATION
The following table sets forth information with respect to the named executive officers' accounts under the Deferred Compensation Plan for the fiscal year ended December 31, 2012, which we refer to as the DCP.

Name	Executive contributions in last fiscal year	Contributions by us in last fiscal year	Aggregate earnings in last fiscal year(1)	Aggregate withdrawals / distributions(2)	Aggregate balance at last fiscal year end
John H. Weber	$—	$—	$60,787	$1,002,678	$—
Fred S. Knechtel	—	—	4,231	47,016	—
John J. Pittas	—	—	23,768	269,002	—
Jesus Sanchez	—	—	(14,512)	162,684	—
Gerald T. Mills	—	—	27,642	241,889	—
Mark R. McFeely	—	—	—	—	—

(1)
Reflects the aggregate gain/(loss) of hypothetical investment elections from December 31, 2011 to December 31, 2012, with the exception of Mr. Sanchez where the earnings were aggregated from December 31, 2011 to February 4, 2012 as a result of his termination.

(2)
Reflects the cash distribution based upon the hypothetical account balances for each participant on December 31, 2012 with the exception of Mr. Sanchez who was paid on February 15, 2012 as a result of his termination.

We terminated the matching company contributions under the DCP effective April 1, 2011, and, effective December 31, 2011, the entire DCP was terminated. All participants were paid out their account balances, less appropriate taxes, on December 31, 2012 under the terms of the DCP.
Before the DCP was terminated, it allowed eligible employees to defer receipt of portions of their base salary and annual incentive awards and to receive employer contributions which could not be provided under our qualified savings plan due to limitations under the Internal Revenue Code. Eligible employees could generally defer up to 50% of base salary and up to 90% of annual incentive compensation to the extent such contributions could not be made to our qualified savings plan as a result of these limitations. The deferrals had to be made in 5% increments. The DCP provided that we make matching contributions in an amount equal to the matching contribution amount that would have been made under the qualified savings plan had the compensation deferred under the DCP been deferred under the qualified savings plan. These matching contributions were equal to 100% of the first 3% of compensation deferred, and 50% of the next 2% of compensation deferred. While the DCP is unfunded, each participant directed both their deferrals and our contributions into hypothetical investments that were intended to mirror the investment alternatives available in the qualified savings plan. As of each valuation date, the amount of the participant's deferred compensation including our matching contributions was adjusted to reflect the appreciation and/or depreciation in the value of the investment alternatives selected. The participants were fully vested in their DCP accounts.
POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL
The following narrative explains the potential payments and benefits that we are obligated to pay upon a termination of a named executive officer's employment or upon a change in control. The table that follows reflects the estimated value of the benefits and payments that would be triggered in the various termination or change in control scenarios identified, other than (i) any accrued benefits that may be due as of the date of such termination (such as any accrued salary, reimbursement for unreimbursed business expenses and employee benefits that the executive may be entitled to under employment benefit plans), and (ii) any benefits available generally to salaried employees of the Company. If a named executive officer is terminated for “cause,” or if the executive terminates employment without “good reason,” as defined below, our only obligation to the executive shall be payment of any accrued obligations. The table contains dollar amounts estimated for each termination or change in control scenario, assuming a termination date or change in control date of December 31, 2012, and utilizes a per share price of $16.00, which was our closing price on that date as reported on the NASDAQ Stock Market.
Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer's termination of employment can only be determined at the time of an executive’s separation from the Company. For Mr. Sanchez, the values listed are the actual payments made to him as part of his Severance Agreement and General Release.

Potential Payments Under the Employment Agreements
As discussed above, we have entered into employment agreements with our named executive officers. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios. Under the employment agreement, in addition to any accrued benefits, our named executive officers are generally entitled to the following upon a termination of employment by us for a reason other than “cause,” “death” or “disability” or by the executive for “good reason” (each as defined below).

•	The executive will be paid a prorated portion of his annual incentive based upon the actual incentive that would have been earned by the executive for the year in which his termination date occurs.

•
The executive will be paid a lump sum payment of 100% (200% for Mr. Weber) of the sum of (a) the employee's annual base salary, and (b) the higher of (i) the highest of the annual incentive paid in the three calendar years prior to the date of termination, or (ii) the target annual incentive for the year of termination. This benefit is to be paid no later than 60 days following the date of termination. As of February 25, 2013, the Compensation Committee approved a change to the lump sum payment to be calculated based on the named executive officer's annual base salary and target annual incentive for the year of termination.

•
So long as the executive pays the full monthly COBRA premiums, he will be entitled to continued medical and dental coverage for him and his dependents until the earlier of (i) two years after his termination date and (ii) the date he is first eligible for medical and dental coverage with a subsequent employer. The executive will be paid a lump sum payment equal to 24 months of COBRA premiums no later than 65 days following the date of termination based on the level of coverage in effect on the date of termination.

Under the employment agreement, upon a termination of employment by us on account of “death” or “disability,” our named executive officers are generally entitled to receive a lump-sum payment of the annual incentive awarded for the year of termination, but not less than the target incentive set for that year, pro-rated for the portion of the year prior to the date of termination. The payment will be made no later than 2 1/2 months after the calendar year end.
The employment agreements define the following terms:
“Cause” generally means:

•	the employee engages in gross misconduct or gross negligence in the performance of the employee's material duties for the Company;

•	the employee embezzles assets of the Company;

•	the employee is convicted of or enters a plea of guilty or nolo contendere to a felony or misdemeanor involving moral turpitude;

•	the employee's breach of any of the restrictive covenants set forth in the employment agreement;

•	the employee willfully and materially fails to follow the lawful and reasonable instructions of the Chief Executive Officer (or in the case of Mr. Weber, the board); or

•	the employee becomes barred or prohibited by the SEC or other regulatory body from holding his position with the Company and the situation is not cured within 30 days after receipt of notice.
“Disability” is based upon the employee's entitlement to long-term disability benefits under the Company's long-term disability plan or policy in effect on the date of termination.
“Good Reason” generally means an occurrence of any of the following events:

•	a material adverse change in the employee's position or title, or managerial authority, duties or responsibilities or the conditions under which those duties or responsibilities are performed;

•	a material adverse change in the position to which the employee reports or a material diminution in the managerial authority, duties or responsibility of the person in that position;

•	a material diminution in the employee's annual base salary or annual incentive opportunity, except in connection with a corporate officer salary decrease; or

•	notice of non-renewal of the employee's agreement by the Company or a material breach by the Company of any of its obligations under the employment agreement.
Each named executive officer's employment agreement includes an indefinite confidentiality provision and a noncompetition and non-solicitation provision for a term of one year following the termination of the executive's employment for any reason other than termination by us without cause. The agreements also provide that we are entitled to damages and to obtain an injunction or decree of specific performance. The Compensation Committee can condition the right of the employee to receive an incentive award upon performance of these provisions. The failure by any party to insist on strict adherence to any term of the agreement will not be considered a waiver of that right or any other right under the agreement.
Each named executive officer's employment agreement also provides that, if payments or benefits to be provided to the executive in connection with his termination of employment would be subject to the excise tax under section 4999 of the Internal Revenue Code, the executive may elect to reduce any payments or benefits to an amount equal to one dollar less than the amount that would be considered a parachute payment under section 280G of the Internal Revenue Code. The agreements do not provide for any excise tax gross-up payments.
Potential Acceleration of Restricted Stock Awards
In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our restricted stock grants provide for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control or certain terminations of employment.
2011 and 2012 Equity Awards
Upon a termination of employment without "cause" or a resignation for "good reason" that is not following a "change in control," the time-vesting portion of the 2011 restricted stock grant would vest upon the date of termination of employment, and the performance-vesting portion would continue to be subject to the award's performance-vesting schedule. Upon termination of employment due to executive's death, or "disability," the performance-vesting poriton of the 2011 restricted stock grant would be forfeited, and a pro-rata portion of the 2011 restricted stock grant would be forfeited, and a pro-rata portion of the time-vesting portion of the grant would vest. This pro-rata portion would be determined based on the number of completed months from the date of the grant through the date that the executive's employment terminates. Upon a termination without "cause" or a resignation for "good reason" following a "change in control," all time-vesting and performance-vesting shares under the 2011 restricted stock grant would vest. The terms "cause," "good-reason," and "disability" are defined in the named executive officer's employment agreements. The term change in control for purposes of our Omnibus Incentive Plan means the occurrence of the following:

•
an acquisition immediately after which any person possesses direct or indirect beneficial ownership of 51% or more of either our then outstanding shares of common stock, which we refer to as our outstanding company common stock, or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, which we refer to as our outstanding company voting securities; provided that the following acquisitions are excluded: (i) any acquisition directly from us, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from us, (ii) any acquisition by us, (iii) any acquisition by Fidelity National Special Opportunities, Inc. and its affiliates, which are each referred to as a related person, (iv) any acquisition by any of our employee benefit plans (or related trust) or (v) any acquisition pursuant to a transaction listed in the third bullet point, below as excluded from the definition of "corporate transaction";

•
during any period of two consecutive years, the individuals who, as of the beginning of the period, constitute the Board of Directors, which we refer to as the incumbent board, cease for any reason to constitute at least a majority of the Board of Directors; provided that any individual who becomes a member of the Board of Directors after the beginning of the period and whose election or nomination for election was approved by a vote of at least two-thirds of those individual who are member of the Board of Directors and who were also members of the incumbent board will be considered as though the individual were a member of the incumbent board, unless the individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors; or

•
consummation of a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all our assets, which we refer to as a corporate transaction, excluding a corporate transaction pursuant to which a related person or all or substantially all of the individuals and entities who have beneficial ownership, respectively, of the outstanding company common stock and outstanding company voting securities immediately prior to the corporate transaction will be beneficial ownership, directly or indirectly, of 50% or more of, respectively, the outstanding shares of common stock and the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the resulting corporation in substantially the same proportions as their ownership, immediately prior to the corporate transaction, of the outstanding company common stock and outstanding company voting securities, as the case may be;

•
no person, other than (1) us or related person, (2) an employee benefit plan (or related trust) sponsored or maintained by us or the resulting corporation, or (3) any entity controlled by us or the resulting corporation, will have beneficial ownership, directly or indirectly, of more than 50% of, respectively, the outstanding voting securities of the resulting corporation entitled to vote generally in the election of directors, except to the extent that the ownership existed prior to the corporate transaction; and

•	individuals who were members of the incumbent board will continue to constitute at least a majority of the members of the Board of Directors of the resulting corporation; or

•	the approval by our stockholders of our complete liquidation or dissolution.
Notwithstanding the foregoing definition, our December 2012 initial public offering was not considered a change in control.
Potential Payments Under the SERP
If Mr. Weber's employment were terminated on December 31, 2012 due to his death or disability, as defined below, he would have been entitled to his supplemental retirement benefit equal to 50% of his final average compensation, payable in quarterly installments over ten years. In the event of disability, the payments would begin as of the calendar quarter following the date of his termination of employment. In the event of his death, the payments would begin as soon as administratively feasible after his death. Under the SERP, “disability” means a determination by the Social Security Administration that Mr. Weber is totally disabled in accordance with the Social Security Act. The amounts payable to Mr. Weber if his employment terminated for any other reason would commence at age 62 and are disclosed in the Pension Benefits table, above.

Potential Payments
The following table reflects the estimated value of the benefits and payments that would be triggered in the various termination scenarios identified or upon a change in control without termination, assuming a termination date or change in control date of December 31, 2012. The acceleration of restricted stock is determined using $16.00 per share, which was the closing price per share of our common stock on that date as reported on the NASDAQ Stock Market.

Named executive officer	Termination by us for a reason other than cause, death or disability or by the employee for good reason	Termination by us for a reason other than cause, death or disability or by the employee for good reason in connection with a change in control	Change in control without termination	Termination due to death	Termination due to disability
John H. Weber
Cash severance payment(1)	$9,100,000	$9,100,000	$—	$—	$—
2012 annual incentive(2)	831,060	831,060	—	831,060	831,060
Benefits and payments(3)	1,455	1,455	—	—	—
Acceleration of restricted stock(4)	2,825,992	5,651,952	5,651,952	1,146,337	1,146,337
Total	$12,758,507	$15,584,467	$5,651,952	$1,977,397	$1,977,397
Fred S. Knechtel
Cash severance payment(1)	$675,000	$675,000	$—	$—	$—
2012 annual incentive(2)	104,976	104,976	—	104,976	104,976
Benefits and payments(3)	27,573	27,573	—	—	—
Acceleration of restricted stock(4)	702,355	1,404,688	1,404,688	271,184	271,184
Total	$1,509,904	$2,212,237	$1,404,688	$376,160	$376,160
John J. Pittas
Cash severance payment(1)	$1,415,000	$1,415,000	$—	$—	$—
2012 annual incentive(2)	179,626	179,626	—	179,626	179,626
Benefits and payments(3)	21,070	21,070	—	—	—
Acceleration of restricted stock(4)	1,177,491	2,354,992	2,354,992	477,633	477,633
Total	$2,793,187	$3,970,688	$2,354,992	$657,259	$657,259
Mark R. McFeely
Cash severance payment(1)	$476,000	$476,000	$—	$—	$—
2012 annual incentive(2)	83,388	83,388	—	83,388	83,388
Benefits and payments(3)	31,739	31,739	—	—	—
Acceleration of restricted stock(4)	228,568	457,136	457,136	57,142	57,142
Total	$819,695	$1,048,263	$457,136	$140,530	$140,530
Jesus Sanchez(5)
Cash severance payment(1)	$873,071	$—	$—	$—	$—
2012 annual incentive(2)	—	—	—	—	—
Benefits and payments(3)	20,973	—	—	—	—
Acceleration of restricted stock(4)	651,397	—	—	—	—
Total	$1,545,441	$—	$—	$—	$—
Gerald T. Mills(6)
Cash severance payment(1)	$975,030	$975,030	$—	$—	$—
2012 annual incentive(2)	120,285	120,285	—	120,285	120,285
Benefits and payments(3)	20,678	20,678	—	—	—
Acceleration of restricted stock(4)	565,211	1,130,400	1,130,400	229,279	229,279
Total	$1,681,204	$2,246,393	$1,130,400	$349,564	$349,564

(1)
Represents 100% (200% for Mr. Weber) of the sum of (a) the named executive officers' annual base salary, and (b) the higher of (x) the highest of the annual bonus paid in the three calendar years prior to the date of termination or (y) the target annual bonus for the year of termination.

(2)
Represents the named executive officer's actual 2012 cash incentive. Because the executive is assumed to have worked through December 31,2012, the full actual incentive, as reflected in the Summary Compensation Table, is shown. This payment is in lieu of the incentive payment the executive would have otherwise received.

(3)	Represents payments equal to 24 months of COBRA coverage for those named executive officers who would have been eligible for COBRA continuation coverage.

(4)	Represents the market value of time-based restricted stock that accelerates and vests, based upon $16.00 per share. Performance-based shares do not accelerate.

(5)	The benefit payments listed for Mr. Sanchez are the actual payments per the terms of his Severance Agreement.

(6)
The benefit payments listed for Mr. Mills represent the potential payments that would have been made had Mr. Mills been terminated on December 31, 2012. Mr. Mills retired on March 15, 2013 and per his employment agreement and Restricted Stock Award Agreements, he will not earn severance nor any accelerated stock vesting.

Delay of Severance Payments Under Section 409A
Section 409A of the Internal Revenue Code and the Treasury regulations and related guidance promulgated thereunder, which we collectively refer to as Section 409A, postpones the payment of certain severance amounts and benefits that exceed the limits established under Section 409A until the six-month anniversary of the executive's separation from service. The agreements contain a provision for this delay in order to comply with the Code.
Discussion of Our Compensation Policies and Practices as They Relate to Risk Management
We believe that our compensation policies and practices for all employees, including our named executive officers, do not create risks that are reasonably likely to have a material adverse effect on us. The process we undertook to reach this conclusion consisted of a review and discussion of the various elements of our compensation program for our named executive officers. In our review and discussion, we noted that these elements include a balance of fixed and variable compensation, that the variable compensation consists of both short-term and long-term incentive plans, and that the incentive plans provide for the vesting of certain benefits over several years. We further noted that our performance metrics to determine compensation levels under these plans for our named executive officers use measurable corporate and business division financial performance goals that are subject to internal review and approval, and that the incentive-based awards are subject to maximum payouts. We used this review of the named executive officers' compensation as a guide for our other employees because our other employees do not have incentive-based compensation that materially differs in form from that of our named executive officers.
DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2012:

Director (1)	Fees earned or paid in cash	Stock Awards (2)	Total
Brent B. Bickett(4)	$83,000	$100,000	$183,000
William P. Foley, II (Chairman of the Board)	90,500	300,000	390,500
Lawrence F. Hagenbuch	57,500	100,000	157,500
Stephen Magee(3)	46,446	100,000	146,446
Alan L. Stinson(4)	89,000	100,000	189,000
J. Norman Stout(4)	86,500	100,000	186,500
George P. Scanlon	12,054	—	12,054

(1)
At December 31, 2012, the directors held the following number of unvested stock awards: 46,623 for Mr. Bickett, 98,961 for Mr. Foley, 15,942 for Mr. Hagenbuch, 10,228 for Mr. Magee, 20,032 for Mr. Stinson and 15,942 for Mr. Stout.

(2)	Represents the grant date fair value on February 24, 2012 in accordance with FASB ASC Topic 718 of $17.50 per share.

(3)	Mr. Magee was not nominated for election to the Board of Directors at the October 18, 2012 stockholders meeting.

(4)	For Messrs. Bickett, Stinson and Stout, compensation for two of the five Compensation Committee meetings was paid in 2013.
We pay director compensation only to our non-employee directors. Effective July 1, 2012 such cash compensation consisted of:

•	an annual cash retainer of $80,000 for the Chairman of the Board and $50,000 for other non-employee directors;

•	meeting fees of $1,500 for each board and committee meeting attended or $1,000 for each meeting attended telephonically;

•	an annual retainer of $15,000 for acting as a Chair of the Audit Committee and an annual retainer of $10,000 for acting as a member of the Audit Committee; and

•	an annual retainer of $8,000 for acting as a Chair of any other committee and an annual retainer of $5,500 for acting as a member of any other Committee.
We also reimburse our directors for their travel and related out-of-pocket expenses in connection with attending board, committee and stockholders' meetings.

In addition, annual equity awards are an aspect of director compensation. On February 24, 2012, we granted shares of restricted stock to our non-employee directors valued at $300,000 for our Chairman of the Board and $100,000 for each of our other non-employee directors. Individual grant amounts were as follows: Mr. Foley 17,143 shares; Messrs. Bickett, Stinson, Hagenbuch, Magee and Stout 5,714 shares each.
These Board of Directors restricted stock shares vest in equal installments on the first and second anniversaries of the grant date, subject to continued service. If the director's service terminates due to the director's death or disability, a prorated portion of the grant will accelerate and vest based on the number of completed months of service before the termination date. The restricted stock would accelerate and vest upon our change in control, as that term is defined above in the section entitled "Potential payments upon termination".

COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on February 27, 2013.

Compensation Committee

J. Norman Stout (Chairman)
Brent B. Bickett
Lawrence F. Hagenbuch

CERTAIN TRANSACTIONS AND RELATIONSHIPS
In addition to the director and executive compensation arrangements discussed above under “Compensation Discussion and Analysis and Executive and Director Compensation,” we describe below each other transaction, since January 1, 2012, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
a director, executive officer, holder or group of holders known to us to beneficially own more than 5% of any class of our voting securities or any member of their immediate family had or will have a direct or indirect material interest in the transaction.

We refer to these transactions as related party transactions.
Parent Company Stock Ownership
As mentioned previously, we are a controlled company under the NASDAQ listing rules, because more than 50% of the voting power for the election of our directors is held by FNSO, a wholly-owned subsidiary of FNF. On August 14, 2012, FNSO purchased additional shares of our common stock, thereby increasing its ownership position above 50%. As of December 31, 2012, FNSO held a 51% ownership interest in our company, comprised of 16,342,508 shares of our common stock. As previously described, certain executive officers and directors of FNF and related subsidiaries are also members of our Board of Directors.
Term Loan
FNF was one of the lenders under our term loan that we obtained in December 2010. FNF provided $30.0 million principal amount of the total $300.0 million principal amount of the loan. As of December 31, 2012, the interest rate on the term loan, prior to the effect of interest rate swaps, was 6.25%. FNF and related subsidiaries held $28.7 million of this term loan as of December 31, 2012.
Registration Rights Agreement
We are party to a registration rights agreement with FNF and several other holders and their permitted transferees (whom we refer to as the covered holders) of our common stock. We entered into this agreement in connection with our emergence from bankruptcy in 2007. The agreement covers all registrable shares (as defined in the agreement) of common stock held by the covered holders.
Demand registration
Any covered holder of both:

•	at least 10% of the total number of registrable shares held by all covered holders; and

•	at least 5% of the total number of our registrable shares of common stock as of the date of our emergence from bankruptcy may request that we register for sale under the Securities Act all or any portion of the registrable shares of our common stock that the covered holder owns. All other covered holders may then join in the registration request. The covered holders are entitled to a total of five demand registrations, other than registrations on Form S-3, which are unlimited. We are not required to effect any demand registration within 30 days before the filing, or during the 180 days following the effectiveness, of any other registration statement (other than on Form S-4 or Form S-8), except that this 180 day period is instead 60 days if the previous registration statement was filed in response to a demand for registration on Form S-3. We may delay complying with a request for registration if our Board of Directors determines in good faith that the filing would be seriously detrimental to us because it would adversely affect any acquisition, disposition or other material transaction or financing activity involving us, require premature disclosure of material information that we have a bona fide reason to keep confidential or render us unable to comply with the federal securities. However, the delay cannot be in excess of 60 days, and we may exercise this right to delay only once in any 12-month period.
Piggyback rights
The covered holders also hold “piggyback” registration rights that allow them to include the registrable shares of our stock that they own in any public offering of equity securities that we initiate (other than pursuant to any registration statement for the sale of securities to company employees or for the issuance of shares in certain acquisitions). These “piggyback” registration rights are subject to reduction in the event that not all of the shares that we and the covered holders propose to sell can be sold in the proposed offering.
Indemnification and expenses
We have agreed to indemnify each covered holder against any losses or damages resulting from any actual or alleged untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells our shares or any actual or alleged violation of law in connection with the foregoing, unless the liability arose from the covered holder’s misstatement or omission made in writing to us expressly for use in the registration statement, for which the covered holder has agreed to indemnify us with respect to itself. We will pay all expenses incidental to our performance under the registration rights agreement, and each covered holder will pay its portion of all underwriting discounts, commissions and transfer taxes relating to the sale of its shares under the registration rights agreement.
Aircraft Lease
We entered into an aircraft lease agreement with Pinnacle Recapture Leasing, LLC, or PRL, on December 1, 2009 and amended that agreement on December 10, 2010 and April 14, 2011. Mr. Weber owns PRL and pursuant to the amended agreement, we lease an aircraft for business use. The monthly lease payment is $15,000, plus an hourly rate of $890 per flight hour for all flight hours in excess of 14 hours per month. We also pay all other aircraft operating expenses, including fuel and taxes, for Remy business use. We may terminate this lease at our election by paying a termination fee equal to the monthly lease payment multiplied by the lesser of the number 24 or the number of months remaining in the term of the lease. For 2012, we paid PRL an aggregate of $224,000, consisting of rent, time, fuel and taxes. We terminated this lease in April 2013. Remy shall make a $180,000 termination payment in April 2013, and additional $180,000 termination payment in January 2014.
Review, Approval or Ratification of Transactions with Related Persons
Our Audit Committee charter requires our Audit Committee to review and approve or ratify all related party transactions. This policy covers all transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended. Under the Audit Committee's charter, before entering into any related party transaction, the relevant related person (or the relevant director, nominee, officer or beneficial owner, in the case of a covered family member), or the Chief Financial Officer or his designee, is expected to submit the related party transaction to the Audit Committee for approval, unless the transaction has been approved by the full board or another duly authorized committee thereof with respect to a particular transaction or transactions. The Audit Committee's charter requires the committee to make these decisions based on its consideration of all relevant factors, including, but not limited to:

•	the related person's relationship to us and interest in the transaction;

•	the material facts relating to the transaction, including the amount and terms thereof;

•	the benefits to us of the transaction;

•
if applicable, the availability of other sources of comparable products or services, the costs payable or revenues available from using alternative sources and the speed and certainty of performance of such third parties; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
If the Chief Financial Officer becomes aware of any related party transaction that is currently ongoing and that has not previously been submitted for such review, he or his designee must submit or cause to be submitted the transaction to the Audit Committee for consideration. In such event, the transaction will be considered as described above. If a transaction is reviewed and not approved or ratified, then the Audit Committee may recommend a course of action to be taken, which may include termination of the transaction. The provisions of our Audit Committee charter described above are in addition to, and do not supersede, any other applicable company policies or procedures, including our code of ethics.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These regulations require the directors, officers, and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file.
Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2012, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year was a director, officer, or beneficial owner of more than 10% of our common stock, complied with all Section 16(a) filing requirements on a timely basis during such fiscal year.
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS
The following table sets forth certain information regarding beneficial ownership of our common stock as of April 15, 2013, which 32,010,130 shares were outstanding. Ownership information is included for (i) each of our directors and our current named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation,” (ii) all directors and executive officers as a group, and (iii) each person or entity known by us to beneficially own more than 5% of our common stock. Except as specified below, the business address of the persons listed is our global headquarters: c/o Remy International, Inc. 600 Corporation Drive, Pendleton, IN 46064.

Name and address of beneficial owner	Number of shares beneficially owned	Percent of class

Named Executive Officers and Directors:
Douglas K. Ammerman	3,784	*
Brent B. Bickett	29,498	*
William P. Foley, II	266,910	*
Lawrence F. Hagenbuch	49,953	*
Fred S. Knechtel	134,905	*
Mark R. McFeely	51,381	*
John J. Pittas	296,484	*
George P. Scanlon	3,784	*
Alan L. Stinson	75,839	*
J. Norman Stout	68,885	*
John H. Weber	591,718	1.8%
All directors and current executive officers as a group (15 individuals)	1,657,791	5.2%
5% Stockholders:
Fidelity National Special Opportunities, Inc. (1) c/o Fidelity National Financial, Inc. 601 Riverside Avenue Jacksonville, Florida 32204	16,342,508	51.1%
H Partners Management, LLC (2) 888 Seventh Avenue, 29th Floor New York, New York 10019	2,912,070	9.1%
Altai Capital Management, L.P (3) 152 West 57th Street, 10th Floor New York, New York 10019	1,978,745	6.2%
* Less than 1%

(1)	Based solely on Fidelity National Special Opportunities, Inc. Schedule 13G filed with the SEC on February 14, 2013.

(2)	Based solely on H Partners Management, LLC's Schedule 13G filed with the SEC on February 14, 2013.

(3)	Based solely on Altai Capital Management, L.P.'s Schedule 13G filed with the SEC on February 14, 2013.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information as of December 31, 2012 about our common stock which may be issued under our equity compensation plan, the Omnibus Incentive Plan. For a description of our Omnibus Incentive Plan, see the section under “Compensation Discussion and Analysis - New Plans Adopted for 2011 and Future Years.”

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Price of Outstanding Options, Warrants and Rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	—	—	3,901,027
Total	—	—	3,901,027

(1)
Amount represents shares under the Remy Omnibus Incentive Plan, as amended, that may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units or other stock-based awards. As of December 31, 2012, there were 1,124,952 shares outstanding representing unvested restricted stock.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending December 31, 2013 must be received by us within the time periods described below in order to be included in the proxy statement and form of proxy relating to such meeting. Under our amended and restated bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. In general, to be timely under these procedures, notice of such nomination or business related to our 2014 Annual Meeting of Stockholders must comply with the requirements in our amended and restated bylaws and must be received by us (a) no earlier than February 12, 2014 and no later than March 14, 2014 if our 2014 Annual Meeting of Stockholders is held on a day that is between May 13, 2014 and August 11, 2014; or (b) if the annual meeting is to be held on another date, no earlier than 120 days in advance of such annual meeting and no later than the close of business on the later of (i) 90 days in advance of such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made.
Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2014, except in circumstances where we receive reasonable notice of the proposed matter before we send our proxy materials for the 2014 Annual Meeting of Stockholders, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.
OTHER MATTERS
We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

AVAILABLE INFORMATION
Our 2012 Annual Report on Form 10-K, which was made available to stockholders preceding this proxy statement, contains financial and other information about our company, but, except as indicated therein, is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Audit Committee Report” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any stockholder to Remy International, Inc., 600 Corporation Drive, Pendleton, Indiana 46064, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

John J. Pittas
Dated:	April 30, 2013	President and Chief Executive Officer

Remy

REMY INTERNATIONAL, INC.
600 CORPORATION DRIVE
PENDLETON, IN 46064

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M58719-P36223

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REMY INTERNATIONAL, INC.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01) Lawrence F. Hagenbuch
02) George P. Scanlon
03) J. Norman Stout

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 1 Year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To provide a non-binding, advisory vote on the frequency with which we will solicit future non-binding advisory votes on the compensation of our named executive officers ("say-on-frequency").	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

M58720-P36223

REMY INTERNATIONAL, INC.
Annual Meeting of Stockholders
June 12, 2013 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder of Remy International, Inc., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 30, 2013, and hereby appoints Michael L. Gravelle and Fred S. Knechtel (each with power to act without the other and with power of substitution) as proxies, to represent the undersigned at the 2013 Annual Meeting of the common stockholders of Remy International, Inc. to be held at 10:00 a.m. Eastern Time on June 12, 2013 at 600 Corporation Drive, Pendleton, Indiana 46064 and at any postponement or adjournment thereof, with all the power the undersigned would possess if personally present, and to vote all shares of common stock which the undersigned may be entitled to vote at said meeting, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, IT IS THE INTENTION OF THE PROXIES TO VOTE FOR THE THREE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR THE SAY-ON-PAY PROPOSAL, 1 YEAR ON THE SAY-ON-FREQUENCY PROPOSAL, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013, AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side